Exhibit 4.1

Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

(amending and restating the Credit Agreement dated as of September 30, 1999,

as amended and restated on December 12, 2003, March 16, 2007,

March 22, 2012 and December 8, 2014, as further amended)

among

TENNECO INC.,

TENNECO AUTOMOTIVE OPERATING COMPANY INC.,

Other Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders

from Time to Time Parties Hereto,

CITIBANK, N.A. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

as Documentation Agents,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC and WELLS FARGO BANK, N.A.,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of May 12, 2017

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY MUFG LOAN PARTNERS, LLC and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

3.2	Procedure for Issuance of Letter of Credit	66
3.3	Fees and Other Charges	66
3.4	L/C Participations	66
3.5	Reimbursement Obligation of the Borrower	68
3.6	Obligations Absolute	68
3.7	Letter of Credit Payments	69
3.8	Applications	69

SECTION 4. REPRESENTATIONS AND WARRANTIES		70
4.1	Financial Condition	70
4.2	No Change	70
4.3	Existence; Compliance with Law	70
4.4	Power; Authorization; Enforceable Obligations	70
4.5	No Legal Bar	71
4.6	Litigation	71
4.7	No Default	71
4.8	Ownership of Property; Liens	71
4.9	Intellectual Property	72
4.10	Taxes	72
4.11	Federal Regulations	72
4.12	Labor Matters	72
4.13	ERISA	72
4.14	Investment Company Act; Other Regulations	73
4.15	Subsidiaries	73
4.16	Use of Proceeds	73
4.17	Environmental Matters	73
4.18	Accuracy of Information, etc.	74
4.19	Security Documents	75
4.20	Solvency	75
4.21	Anti-Corruption Laws and Sanctions	75
4.22	EEA Financial Institutions	76

SECTION 5. CONDITIONS PRECEDENT		76
5.1	Conditions to Amendment and Restatement of Existing Credit Agreement, Redesignation of Certain Loans and Commitments and Continuation of Existing Letters of Credit on Closing Date	76
5.2	Conditions to Each Extension of Credit	77
5.3	Additional Conditions Applicable to the Foreign Subsidiary Borrowers	78

SECTION 6. AFFIRMATIVE COVENANTS		79
6.1	Financial Statements	79
6.2	Certificates; Other Information	80
6.3	Payment of Taxes	81
6.4	Maintenance of Existence; Compliance	81

2

6.5	Maintenance of Property; Insurance	81
6.6	Inspection of Property; Books and Records; Discussions	81
6.7	Notices	82
6.8	Environmental Laws	82
6.9	Additional Collateral, etc	83

SECTION 7. NEGATIVE COVENANTS		86
7.1	Financial Condition Covenants	86
7.2	Indebtedness	87
7.3	Liens	88
7.4	Fundamental Changes	90
7.5	Disposition of Property	91
7.6	Restricted Payments	93
7.7	[Intentionally Omitted]	94
7.8	Investments	94
7.9	[Reserved]	96
7.10	Transactions with Affiliates	96
7.11	Sales and Leasebacks	96
7.12	Changes in Fiscal Periods	97
7.13	Negative Pledge Clauses	97
7.14	Lines of Business	97
7.15	Optional Payments and Modifications of Unsecured Notes	97
7.16	Use of Proceeds	98
7.17	Special Purpose Finance Subsidiaries	98

SECTION 8. EVENTS OF DEFAULT		98

SECTION 9. THE AGENTS		101
9.1	Appointment	101
9.2	Delegation of Duties	102
9.3	Exculpatory Provisions	102
9.4	Reliance by Administrative Agent	103
9.5	Notice of Default	103
9.6	Non-Reliance on Agents and Other Lenders	103
9.7	Indemnification	104
9.8	Agent in Its Individual Capacity	104
9.9	Successor Administrative Agent	104
9.10	Documentation Agents and Syndication Agents	105

SECTION 10. MISCELLANEOUS		105
10.1	Amendments and Waivers	105
10.2	Notices	109
10.3	No Waiver; Cumulative Remedies	110
10.4	Survival of Representations and Warranties	110

3

10.5	Payment of Expenses and Taxes	110
10.6	Successors and Assigns; Participations and Assignments	112
10.7	Adjustments; Set-off	116
10.8	Counterparts	117
10.9	Severability	117
10.10	Integration	117
10.11	GOVERNING LAW	117
10.12	Submission To Jurisdiction; Waivers	117
10.13	Acknowledgments	118
10.14	Releases of Guarantees and Liens	119
10.15	Confidentiality	119
10.16	WAIVERS OF JURY TRIAL	121
10.17	Effect of Amendment and Restatement of the Existing Credit Agreement	121
10.18	USA Patriot Act	121
10.19	No Fiduciary Duty	121
10.20	Usury	122
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	122
10.22	Conversion of Currencies	123
10.23	Separate Obligations	123

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
4.1	Material Obligations
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Financing Statements/Filing Offices
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.3(m)	Existing Receivables Financing
7.5	Dispositions
7.8(h)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Exemption Certificate

4

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 12, 2017 (amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated as of December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended), among TENNECO INC., a Delaware corporation (the “Company”), TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation and a Subsidiary of the Company (“TAOC”), any other Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITIBANK, N.A. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC, as documentation agents (in such capacity, the “Documentation Agents”), BANK OF AMERICA, N.A., BARCLAYS BANK PLC and WELLS FARGO BANK, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

1. The Company, the lenders and agents parties thereto and JPMorgan Chase Bank are parties to the Credit Agreement dated as of September 30, 1999, as amended and restated as of December 12, 2003, March 16, 2007, March 22, 2012, and December 8, 2014, as further amended prior to the date hereof (the “Existing Credit Agreement”).

2. The Company desires to amend and restate the Existing Credit Agreement pursuant to this Agreement. All indebtedness, obligations and liabilities, as amended and restated hereby, and all Liens existing under the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) will continue in full force and effect, uninterrupted and unimpaired, as amended as set forth herein and in the Loan Documents delivered or otherwise continue in connection herewith.

3. The Borrowers have requested that Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders enter this Agreement in order to make available to the Borrowers the $2,000,000,000 credit facilities described herein on the terms and conditions set forth herein, consisting of (a) a $1,600,000,000 revolving credit facility and (b) a $400,000,000 tranche A term loan facility.

The parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1%. For purposes hereof “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Swingline Commitment”: the obligation of the ABR Swingline Lender to make ABR Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

“ABR Swingline Lender”: as the context may require, either (i) JPMCB, in its capacity as the lender of U.S. Swingline Loans, or (ii) JPMorgan Chase Bank, N.A., London Branch, an affiliate of JPMCB, in its capacity as the lender of U.K. Swingline Loans.

“ABR Swingline Loans”: as defined in Section 2.8.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors; it being understood that matters concerning Foreign Currency Revolving Loans will be administered by J.P. Morgan Europe Limited and therefore all notices concerning such Foreign Currency Revolving Loans will be required to be given at the London Funding Office.

“Affected Foreign Currency”: as defined in Section 2.18(c).

“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Agreement Currency”: as defined in Section 10.22(b).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Fifth Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor”: as defined in Section 10.22(b).

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans or Overnight LIBOR Loans
Revolving Loans and Swingline Loans	0.75%	1.75%
Tranche A Term Loans	0.75%	1.75%

provided that from and after the first Adjustment Date occurring after the completion of the first two full fiscal quarters ending after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid.

“Applicable Minimum Amount”: in the case of Revolving Loans, an amount equal to (x) if such Loans are denominated in Pounds Sterling, £5,000,000 or a whole multiple of £1,000,000 in excess thereof or (y) if such Loans are denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof.

“Applicable Prepayment Percentage”: (a) with respect to any prepayment of the Term Loans required pursuant to Section 2.13(a) in connection with the issuance or incurrence of Indebtedness (i) 100% if the Consolidated Leverage Ratio is equal to or more than 3.0 to 1.0 as of the last day of the most recently ended fiscal quarter, (ii) 75% if the Consolidated Leverage Ratio is less than 3.0 to 1.0 but equal to or more than 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter or (iii) 50% if the Consolidated Leverage Ratio is less than 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter; and (b) with respect to any prepayment of the Term Loans required pursuant to Section 2.13(b) in connection with any Asset Sale or Recovery Event (i) if the Company’s corporate family rating is Baa3 or better from Moody’s or BBB- or better from S&P, 50% or (ii) otherwise, 100%.

“Application”: with respect to an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to issue or amend a Letter of Credit.

“Arrangers”: JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., and Wells Fargo Securities, LLC.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (i), (j), (n), (o), (p), (r) or (s) of Section 7.5 and (ii) any such Dispositions of Capital Stock or assets of Immaterial Subsidiaries not exceeding, in the aggregate over the life of the Facilities, 5% of Consolidated Total Assets of the Company and its Subsidiaries or 5% of Consolidated EBITDA for the period of twelve consecutive fiscal months most recently ended for which financial statements are available (it being understood that any such Disposition permitted to be excluded pursuant to this clause (ii) at the time such Disposition was made shall continue to be permitted to be excluded notwithstanding that the limitations specified in this clause (ii) for exclusion may no longer be satisfied thereafter)) that yields Net Cash Proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 10.6(c).

“Auto-Extension Letter of Credit”: as defined in Section 3.1(a).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.10(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: (a) with respect to the Tranche A Term Facility, TAOC and (b) with respect to the Revolving Facility, the Company, TAOC, and each other Subsidiary Borrower. The Company, TAOC and the other Subsidiary Borrowers are referred to herein collectively as the “Borrowers”.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans or Overnight LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market; provided further that (x) when used in connection with an Overnight LIBOR Loan or a Foreign Currency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (y) when used in connection with Eurodollar Loans denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (which utilizes a single shared platform and which was launched on November 19, 2007 (TARGET2)) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Calculation Date”: with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date” during the continuation of a Default, provided that (i) the second Business Day preceding each Borrowing Date (or in the case of Eurodollar Loans denominated in Pounds Sterling, on the Borrowing Date) with respect to, and each date of any continuation of, any Foreign Currency Revolving Loan which is a Eurodollar Loan shall also be a “Calculation Date” with respect to such Foreign Currency and (ii) subject to Section 2.12, the Borrowing Date with respect to any other Foreign Currency Revolving Loan shall also be a Calculation Date with respect to such Foreign Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding any change in GAAP after the Closing Date that would require obligations that would be classified and accounted for as an operating lease under GAAP as existing on the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Company and its Subsidiaries, such obligations shall continue to be treated as operating leases for all purposes under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”) or P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P or A by Moody’s or (ii) in the case of a foreign government, at least BBB- by S&P or Baa3 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (h), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and customarily used by Persons for cash management purposes to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (f) above, in an aggregate outstanding amount not to exceed at any time $5,000,000.

“Cash Management Obligations”: the collective reference to (a) any obligation of the Company or any of its Subsidiaries in respect of (i) overdrafts and related liabilities owed to any Lender (or any Affiliate of a Lender) that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions and (ii) credit, debit and/or purchasing cards issued by any Lender (or any Affiliate of a Lender) to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees and (b) any Supplemental Cash Management Obligations. For the avoidance of doubt, the parties agree that (A) any obligation of the Company or its Subsidiaries to a Lender (or its Affiliate) under any Cash Pooling Agreement to which such Lender (or its Affiliate) is a party constitutes a “Cash Management Obligation” for purposes hereof and (B) any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

“Cash Pooling Agreement”: any agreement, substantially in the form of the Cash Pooling Agreement dated October 8, 2016 between Tenneco Management (Europe) Limited and Citibank, N.A. (the “Existing Pooling Agreement”), by and among Company and/or any of its Subsidiaries, on the one hand, and one or more banks or similar financing institutions, on the other hand, together with any documents evidencing or governing any obligations relating thereto (including any guarantee agreements and security documents contemplated by or customary in connection with the Existing Pooling Agreement), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, obligations (or adding Foreign Subsidiaries as additional parties or other Subsidiaries as guarantors thereunder) under any such agreement or any successor or replacement agreement and whether by the same or any other bank or similar financing institution or group of banks or similar financing institutions, provided that any such amendment, restatement, supplement or modification, extension, refinancing, replacement or other agreement is limited to the provision of a cash management system or systems for the Foreign Subsidiaries of the Company and will not create any Indebtedness, or Lien on the property, of the Company or any of its Subsidiaries for any other purpose. The Cash Pooling Agreements provide a cash management system for Foreign Subsidiaries of the Company, and obligations of Foreign Subsidiaries thereunder may be guaranteed by the Company and its Domestic Subsidiaries, provided, however, that neither the Company nor any of its Domestic Subsidiaries may grant a security interest in the Collateral or their other assets for the purpose of such guarantee except to the extent the secured party is a Lender (or any Affiliate of a Lender).

“CFC”: each Person that is a “controlled foreign corporation” as defined in Section 975 of the Code.

“CFC Holding Company”: a Person substantially all of the assets of which consist of Equity Interests of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Closing Date”: May 12, 2017.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that in no event shall the Excluded Real Property or any Company Stock constitute Collateral.

“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.25% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first two full fiscal quarters ending after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company Stock”: common stock of the Company that constitutes “margin stock” within the meaning of Regulation U.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the Transactions and any Permitted Refinancing Indebtedness of any Unsecured Notes and the transactions in connection therewith)), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, and (g) any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period); and minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of a Financial Covenant, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000.

In addition, Consolidated EBITDA for each fiscal quarter of the Company shall be increased by the amount (without duplication) of (i) cash restructuring charges and related expenses associated with restructurings undertaken by the Company and/or its Subsidiaries in the United States and/or internationally included in the calculation of Consolidated Net Income in the third and fourth fiscal quarters of 2016 in a maximum aggregate amount not to exceed $17,000,000; (ii) cash restructuring charges and related expenses associated with or arising out of restructurings undertaken by the Company and/or its Subsidiaries included in the calculation of Consolidated Net Income for such fiscal quarter, to the extent designated by the Company in its sole discretion; provided that the maximum aggregate amount of all such cash restructuring charges and related expenses announced and taken in any fiscal year shall not exceed (x) with respect to the fiscal year ending December 31, 2017, $35,000,000 and (y) with respect to each fiscal year ending thereafter, $25,000,000; provided further that any such amount pursuant to the foregoing proviso that is not utilized to increase Consolidated EBITDA in the fiscal year for which it is permitted may be carried over to increase Consolidated EBITDA in the next succeeding fiscal year only and (iii) for any period ending after the Closing Date, to the extent designated by the Company in its sole discretion, any and all costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its Subsidiaries, together with any related provision for taxes, in a maximum amount not to exceed $150,000,000 in the aggregate after the Closing Date for all such events. For purposes of the foregoing sentence, “cash” restructuring charges and related expenses shall be deemed to include any accrual of or reserve for cash restructuring charges and related expenses for any future period. In addition, for purposes of calculating any Financial Covenant, Consolidated EBITDA for any period shall be increased (but not by more than $15,000,000 in any fiscal year) by the amount of aftermarket acquisition costs of the Company and its Subsidiaries to the extent such costs otherwise reduce Consolidated EBITDA for such period. In addition, in the event that any Permitted Sale/Leaseback results in the Company or a Subsidiary entering into an operating lease, then Consolidated EBITDA for any period shall be deemed to be increased by the amount of lease payments under such operating lease made during such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding (i)

all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, (ii) upfront fees paid in connection with this Agreement, and (iii) any writeoff of unamortized debt issuance costs upon any prepayment of the Unsecured Notes), net of interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount on such day to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Consolidated Leverage Ratio, any Indebtedness (“New Indebtedness”) incurred to refinance existing Indebtedness of the Company (“Existing Indebtedness”) shall be excluded in calculating Consolidated Total Debt, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within sixty (60) days after the incurrence thereof.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided that solely for purposes of Section 7.6, non-cash restructuring charges of the Company and its Subsidiaries which would otherwise reduce Consolidated Net Income shall be added back to Consolidated Net Income (and, for avoidance of doubt, any cash payment made in respect of such non-cash restructuring charges shall be included in calculating Consolidated Net Income for the period in which such payment is made). Notwithstanding the foregoing, any reduction to Consolidated Net Income otherwise required by the Company’s adoption of FAS 123R shall be disregarded in calculating Consolidated Net Income.

“Consolidated Net Leverage Ratio”: at the last day of any period, the ratio of (a) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount on such day, less the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries (such amount of unrestricted cash and cash equivalents not to exceed $250,000,000) to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Net Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Consolidated Net Leverage Ratio, any New Indebtedness incurred to refinance Existing Indebtedness shall be excluded in calculating Consolidated Total Debt, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Net Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within sixty (60) days after the incurrence thereof.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the Company on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that (a) in the case of any Revolving Lender, has (i) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding has not been satisfied, (ii) notified the Company or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) failed, within five Business Days after receipt of request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (iv) otherwise failed to pay over to any Credit Party any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) in the case of any Lender, (i) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b), the Company and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (ii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided, that a Lender will not qualify as a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in a Defaulting Lender or any Person controlling a Defaulting Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollar Revolving Loans”: as defined in Section 2.6(a).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Borrower”: the Company and any Domestic Subsidiary Borrower.

“Domestic Funding Office”: the Administrative Agent’s office located at 500 Stanton Christiana Road, Ops 2, Floor 3, Newark, DE 19713, or such other office as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Domestic Loan Party”: each Domestic Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Receivables Program Amount”: at any time, the aggregate principal amount of proceeds received by the Company and its domestic Subsidiaries from parties outside of the Company’s consolidated group and which remain outstanding at such time in connection with a Permitted Receivables Financing, together with the aggregate funded amount relating to all factoring programs, in each case of the Company and its domestic Subsidiaries.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Domestic Subsidiary Borrower”: any Subsidiary Borrower that is a Domestic Subsidiary.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU”: Economic and Monetary Union as contemplated in the Treaty.

“Environmental Laws”: as to any Person, any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurodollar Loan denominated in Pounds Sterling, on the first day of such Interest Period); provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurodollar Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (and the Administrative Agent agrees to promptly notify the Company of the identity of any such service), or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Act Report”: collectively, the Annual Report of the Company on Form 10-K for the year ended December 31, 2016 and Current Reports on Form 8-K of the Company filed with or furnished to the SEC subsequent to December 31, 2016, but prior to the Closing Date, in each case, as amended or supplemented prior to the Closing Date.

“Excluded Real Property”: the real property located at (a) 929 Anderson Road, Litchfield, Michigan 49252 and (b) 1111 Izaak Walton Rd., Seward, Nebraska 68434.

“Excluded Subsidiary”: (i) any Foreign Subsidiary, (ii) any other Subsidiary if and at such time as the Company and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such other Subsidiary, (iii) any Immaterial Domestic Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary and (v) any CFC Holding Company.

“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Indebtedness”: as defined in the definition of “Consolidated Leverage Ratio”.

“Existing Letters of Credit”: the Letters of Credit (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement. Schedule 1.1C contains a list of the Existing Letters of Credit.

“Existing Loans”: the Loans (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

“Existing Receivables Financing”: (a) each receivables financing transaction existing on the Closing Date and set forth on Schedule 7.3(m) attached hereto and (b) each receivables financing transaction entered into after the Closing Date which satisfies the criteria for a Permitted Receivables Financing.

“Existing Unsecured Notes”: as defined in Section 7.2(f).

“Exiting Lender”: each Lender under the Existing Credit Agreement which is not a Lender under this Agreement on the Closing Date.

“Facility”: each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Subsidiary”: Tenneco Automotive RSA Company and any other Wholly Owned Subsidiary of the Company that is formed for the sole purpose of engaging in Permitted Receivables Financings.

“Financial Covenant”: any of the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio and the Senior Secured Leverage Ratio.

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currencies”: (i) Euro and Pounds Sterling and (ii) such other currencies that the Company may from time to time request subject to the approval of the Administrative Agent and each Revolving Lender.

“Foreign Currency Revolving Loans”: as defined in Section 2.6(a).

“Foreign Guarantor”: as defined in Section 6.9(g)(ii).

“Foreign Loan Party”: each Foreign Subsidiary Borrower and each Foreign Guarantor.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: any Subsidiary Borrower which is a Foreign Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of each Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the definition of “Applicable Prepayment Percentage” or any Financial Covenant, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1, provided that, if the Company notifies the Administrative Agent within one year after the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company within one year after the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Bank”: as defined in Section 10.6(d).

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement dated as of May 12, 2017 (which amends and restates the Guarantee and Collateral Agreement dated as of March 22, 2012, as further amended and restated on December 8, 2014, to which the Loan Parties are parties) executed and delivered by each Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which as amended and supplemented to the date hereof is attached hereto as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations (including, for the avoidance of doubt, the Company and any Foreign Guarantor).

“Hart County Facility”: the facility formerly owned by TAOC located in Hart County, Georgia.

“Hart County Facility IDB Transaction”: (i) the transfer by TAOC of the Hart County Facility to the Hart County Industrial Building Authority in exchange for $42,000,000 of industrial development bond financing, (ii) the lease back by TAOC of the Hart County Facility and (iii) all related transactions.

“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement.

“Immaterial Domestic Subsidiaries”: at any time, Domestic Subsidiaries of the Company having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets of the Company and its Domestic Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available. In the event that total assets of all Immaterial Domestic Subsidiaries exceed 5% of Consolidated Total Assets of the Company and its Domestic Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available, the Company will designate Domestic Subsidiaries which would otherwise constitute Immaterial Domestic Subsidiaries to be excluded as Immaterial Domestic Subsidiaries until such 5% threshold is met.

“Immaterial Foreign Subsidiaries”: at any time, Foreign Subsidiaries of the Company having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets of the Foreign Subsidiaries of the Company as of the last day of the immediately preceding fiscal quarter for which financial statements are available. In the event that total assets of all Immaterial Foreign Subsidiaries exceed 5% of Consolidated Total Assets of the Foreign Subsidiaries of the Company as of the last day of the immediately preceding fiscal quarter for which financial statements are available, the Company will designate Foreign Subsidiaries which would otherwise constitute Immaterial Foreign Subsidiaries to be excluded as Immaterial Foreign Subsidiaries until such 5% threshold is met.

“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available and (ii) contributing in the aggregate less than 5% to Consolidated EBITDA for the period of twelve consecutive fiscal months most recently ended for which financial statements are available. In the event that total assets of all Immaterial Subsidiaries exceed 5% of Consolidated Total Assets as of the last day of the immediately preceding fiscal quarter for which financial statements are available or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 5% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 5% thresholds are met.

“Incremental Facility”: as defined in Section 2.27.

“Incremental Tranche B Term Facility”: as defined in Section 2.27.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one (1) year from the creation thereof), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person, provided that Capital Lease Obligations of such Person arising from Permitted Sale/Leasebacks shall be Indebtedness for purposes of any Financial Covenant and related defined terms, (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. Notwithstanding the foregoing, (i) obligations of the Company and its Subsidiaries in respect of bankers’ acceptances issued through joint ventures in the People’s Republic of China up to an aggregate amount at any time outstanding of $25,000,000 shall not constitute Indebtedness and (ii) overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) shall not constitute Indebtedness.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the second Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Overnight LIBOR Loan, on the last day of each interval of up to five Business Days (as specified by the applicable Borrower on the Borrowing Date) commencing from the date such Overnight LIBOR Loan is made and (e) as to any Loan (other than any Revolving Loan that is an ABR Loan and any ABR Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week, or one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, or any other period agreed upon between the applicable Borrower and the Lenders; (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one week or one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, in the case of Loans denominated in Dollars, and 11:00 A.M., London time, in the case of Foreign Currency Revolving Loans, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date, in the case of the Revolving Facility, or beyond the Tranche A Final Maturity Date, in the case of the Tranche A Term Facility;

(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period has a duration of less than one month; and

(D) the applicable Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IRS”: as defined in Section 2.21(e).

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: (i) JPMCB, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Morgan Stanley Bank, N.A. and Wells Fargo Bank, N.A. or (ii) any other Lender (which may act through its affiliates) requested by the Company and reasonably acceptable to the Administrative Agent which agrees to act as an Issuing Lender hereunder, in each case its capacity as issuer of any Letter of Credit. Each reference herein to “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”: as defined in Section 2.29(a).

“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in Section 10.22(b).

“L/C Commitment”: means, as to any Revolving Lender, the obligation of such Revolving Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments, made by an Issuing Lender pursuant to a Letter of Credit, that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The L/C Exposure of any Lender at any time shall be, with respect to such Lender, such Lender’s applicable percentage of the total L/C Exposure at such time.

“L/C Fee Payment Date”: the second Business Day of each January, April, July or October and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“LCA Test Date”: as defined in Section 2.27.

“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR Swingline Commitment”: the obligation of the LIBOR Swingline Lender to make LIBOR Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“LIBOR Swingline Lender”: Wells Fargo Bank, N.A., in its capacity as the lender of LIBOR Swingline Loans.

“LIBOR Swingline Loans”: as defined in Section 2.8.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Acquisition”: any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Company and its Subsidiaries, of any assets, business or Person permitted by this Agreement, the consummation of which is not expressly subject to a condition precedent that requires the availability of, or obtaining, debt or equity financing from a third party.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and the Notes, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: each Borrower and each Subsidiary of the Company that is a party to a Loan Document.

“Local Time”: means (i) New York City time in the case of a Loan, Borrowing disbursement denominated in Dollars and (ii) London time in the case of a Loan, Borrowing disbursement denominated in a Foreign Currency (or any such other local time as otherwise notified to or communicated by the Administrative Agent).

“London Funding Office”: the Administrative Agent’s office located at 25 Bank Street, Canary Wharf, London, E14 5JP, or such other office in London as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) under the Revolving Facility or the aggregate unpaid principal amount of the Tranche A Term Loans, as the case may be, outstanding under such Facility or in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders).

“Material Adverse Effect”: a material adverse effect on (a) the Transaction or (b) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.20.

“MIRE Event”: if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the real properties subject to the Mortgages designated in Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.9.

“Mortgages”: each of the mortgages and deeds of trust described in Schedule 1.1B and each other mortgage or deed of trust made on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form delivered under the Existing Credit Agreement (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“New Indebtedness”: as defined in the definition of “Consolidated Leverage Ratio”.

“New York Process Agent”: as defined in Section 10.12(b).

“Non-Excluded Taxes”: Taxes, other than Taxes that are (i) income taxes and franchise taxes (imposed on the overall net income of the recipient) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.21, (iii) United States withholding taxes imposed on amounts payable to a Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from a Borrower pursuant to Section 2.21 or (iv) United States withholding Taxes imposed pursuant to FATCA.

“Non-Extension Notice Date”: as defined in Section 3.1(a).

“Non-U.S. Lender”: as defined in Section 2.21(e).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Designation”: as defined in Section 2.29(a).

“Notice Period”: as defined in Section 2.30.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Objecting Lender”: as defined in Section 2.29(b).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements or Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any guarantee of Cash Management Obligations and Lender Hedge Agreements (as defined in the Guarantee and Collateral Agreement) in each case arising under Section 2.1(f) of the Guarantee and Collateral Agreement), the Letters of Credit, Cash Management Obligations, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder (exclusive of any franchise tax or any tax assessment on the overall net income of a recipient) or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBOR Rate”: the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select (or, in the case of LIBOR Swingline Loans, the overnight rate for Dollars determined by the LIBOR Swingline Lender from such service as the LIBOR Swingline Lender may select); provided that if such overnight rate for Dollars shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Overnight LIBOR Loans”: Loans the rate of interest applicable to which is based upon the Overnight LIBOR Rate.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Receivables Financing”: (a) (i) any sale by the Company or a Domestic Subsidiary of accounts receivable and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold, without any guarantee by the Company or any other Subsidiary thereof and (ii) any sale by the Company or a Domestic Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary), provided, however, that the terms, conditions and structure (including the legal and organizational structure of the Finance Subsidiary (if any) and the restrictions imposed on its activities) of and the documentation incident to any such transactions entered into after the date hereof must be reasonably acceptable to the Administrative Agent, provided that the terms, conditions and structure of and the amendment documentation incident to any Existing Receivables Financing and any further amendments, waivers, supplements, extensions, renewals or other modifications to the terms, conditions and structure of such Permitted Receivables Financings, are and will be deemed to be acceptable to the Administrative Agent, so long as such modifications do not expand the scope of the assets transferred to the Finance Subsidiary included in such Existing Receivables Financing or change the legal or organizational structure of the Finance Subsidiary, including the special purpose nature of its activities, except as may be permitted in the underlying documentation for such Existing Receivables Financing as in effect as of the date hereof and (b) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary. The aggregate principal amount of the proceeds received from parties outside of the Company’s consolidated group and which remains outstanding in all transactions described in the preceding clauses (a) and (b) will not exceed $600,000,000 at any time and from time to time. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (i) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (ii) any service contracts or other agreements associated with such receivables and records relating to such receivables, (iii) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (iv) proceeds of all of the foregoing.

“Permitted Refinancing Indebtedness”: with respect to any Indebtedness (the “Original Indebtedness”) of the Company, Indebtedness (“Refinancing Indebtedness”) of the Company which satisfies the following conditions: (i) if the Original Indebtedness is subordinated in right of payment to the Obligations, the Refinancing Indebtedness (including permitted guarantees thereof described in clause (v) below) is at least as subordinated in right of payment and otherwise to the Obligations as is the Original Indebtedness, (ii) if the Original Indebtedness is secured, the Refinancing Indebtedness is unsecured or, if the Refinancing Indebtedness is secured, the intercreditor arrangements with respect to such Refinancing Indebtedness (including subordination of liens) are at least as favorable to the holders of the Obligations as are those applicable to the Original Indebtedness, (iii) the principal amount of the Refinancing Indebtedness is no greater than the sum of the principal amount of the Original Indebtedness being refinanced plus any fees and premiums arising in connection with such refinancing, (iv) the Refinancing Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is 91 days after the Tranche A Final Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility) (other than pursuant to change of control and asset sale covenants substantially similar to those in the Original Indebtedness or that, in the reasonable judgment of the Company, are at least as favorable to the Company and its Subsidiaries as are the corresponding terms of similar Indebtedness issued by similarly-situated issuers after taking into account the then-prevailing market conditions) and (v) if required to be guaranteed, the Refinancing Indebtedness is guaranteed only by Subsidiaries which have guaranteed payment of the Obligations pursuant to subordination (if applicable) and guarantee provisions at least as favorable to the holders of the Obligations as are those in the Original Indebtedness.

“Permitted Sale/Leasebacks”: as defined in Section 7.11.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Properties”: as defined in Section 4.17(a).

“Proposed Foreign Subsidiary Borrower”: as defined in Section 2.29(b).

“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the date which is 91 days after the Tranche A Final Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Refunded Swingline Loans”: as defined in Section 2.9.

“Register”: as defined in Section 10.6(e).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event resulting in the receipt of Net Cash Proceeds by the Company or a Subsidiary in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business. The Company may deliver a Reinvestment Notice quarterly after the end of each applicable fiscal quarter with the Compliance Certificate delivered pursuant to Section 6.2(b) rather than at the time of receipt of the related Net Cash Proceeds.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Company’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the Company shall have determined not to acquire assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Replacement Term Loan”: as defined in Section 10.1(b)(ii).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.25(a).

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments is $1,600,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans, including each Lender that became a party hereto as of the Closing Date.

“Revolving Loans”: as defined in Section 2.6(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the date which is the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United National Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Leverage Ratio”: as of the last day of any period, the ratio of (x) the sum of all outstanding Indebtedness under this Agreement, any other secured Indebtedness of the Company and its Subsidiaries and Capital Lease Obligations plus the Domestic Receivables Program Amount as of such day to (y) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Senior Secured Leverage Ratio on any day, the amount described in clause (x) shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Senior Secured Leverage Ratio, any New Indebtedness incurred to refinance Existing Indebtedness shall be excluded, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Senior Secured Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within sixty (60) days after the incurrence thereof.

“Single Employer Plan”: any Plan that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: as defined in Section 10.6(d).

“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.

“Specified Change of Control”: a “Change of Control” (however denominated) as defined in any Unsecured Note Agreement or in any other instrument or agreement evidencing or creating Indebtedness with an aggregate principal amount of $75,000,000 or more.

“Stub Debt”: debentures of the Company and its Subsidiaries issued and outstanding on the date hereof and described in the financial statements of the Company referred to in Section 4.1.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company and (ii) each Finance Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes of Sections 7.2, 7.3, 7.4, 7.5, 7.10 and 7.13 or the definition of Immaterial Domestic Subsidiaries. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.

“Subsidiary Borrower”: (i) TAOC and (ii) any Subsidiary of the Company that becomes a party hereto pursuant to Section 2.29 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.29.

“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.

“Subsidiary Holding Company”: as defined in Section 7.4(b).

“Supplemental Cash Management Obligations”: obligations of the Company and its Subsidiaries in respect of working capital and long term credit agreements, bank issued guarantees, credit facilities supporting letters of credit and/or bank issued guarantees, any arrangements relating to bilateral letters of credit (including standby and documentary letters of credit) and bank guarantees, demand deposit and trust or operating account relationships, in each case provided by any Lender (or any Affiliate of a Lender) in an aggregate amount of up to $225,000,000 at any time. Notwithstanding the foregoing (i) an obligation shall constitute a Supplemental Cash Management Obligation only if the Company has designated such obligation as a Supplemental Cash Management Obligation in writing to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to the Lenders), (ii) no obligation shall constitute a Supplemental Cash Management Obligation if its treatment as such would violate any material Contractual Obligation of the Company and its Subsidiaries and (iii) no more than $225,000,000 of obligations shall constitute Supplemental Cash Management Obligations at any time (subject to the operation of Section 1.2(g) and clause (B) of the definition of Cash Management Obligations).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Exposure”: means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) such Lender’s applicable percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lenders”: each ABR Swingline Lender and each LIBOR Swingline Lender.

“Swingline Loans”: each ABR Swingline Loan and each LIBOR Swingline Loan.

“Swingline Participation Amount”: as defined in Section 2.9.

“Syndication Agents”: as defined in the preamble hereto.

“2024 Notes”: as defined in Section 7.2(f).

“2026 Notes”: as defined in Section 7.2(f).

“TAOC”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the Tranche A Term Lenders and any other Lender which holds a Term Loan.

“Term Loans”: the Tranche A Term Loans and any term loans made under an Incremental Facility.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.27 and 2.11, respectively.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Final Maturity Date”: the date which is the fifth anniversary of the Closing Date.

“Tranche A Term Commitment”: as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make a Tranche A Term Loan to the Borrower pursuant to Section 2.3.

“Tranche A Term Lender”: each Lender that holds a Tranche A Term Loan or a Tranche A Term Commitment.

“Tranche A Term Loan”: as defined in Section 2.3. The initial aggregate amount of the Tranche A Term Loans is $400,000,000, and on the Closing Date, each Tranche A Term Lender will hold a Tranche A Term Loan in an amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement.

“Tranche A Term Percentage”: as to any Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loan then outstanding constitutes of the aggregate principal amount of all of the Tranche A Term Loans then outstanding.

“Transaction”: the entering into, and creating security interests in Collateral under, the Loan Documents and the use of the proceeds of the Loans in connection with the amendment and restatement of the Existing Credit Agreement pursuant thereto.

“Transferee”: any Assignee or Participant.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.

“Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or an Overnight LIBOR Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“U.K. Swingline Loan”: as defined in Section 2.8.

“United States” and “U.S.”: the United States of America.

“Unsecured Note Agreement”: any indenture, credit agreement or similar document governing any Unsecured Notes, and all material related agreements.

“Unsecured Notes”: unsecured Indebtedness of the Company permitted by Section 7.2(f) or (l).

“U.S. Swingline Loan”: as defined in Section 2.8.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

(f) Pro forma calculations required to be made pursuant to this Agreement shall be made in accordance with the assumptions believed by the Company to be reasonable and factually supportable and to give effect to actions and results that are expected to occur within a reasonable period of time after the occurrence of the event requiring such pro forma calculations. The Company will provide to the Administrative Agent a reasonably detailed description of such pro forma calculations (including the assumptions therefor).

(g) Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation or Supplemental Cash Management Obligation, as applicable; provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.

(h) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

1.3 Currency Conversion.

(a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1 [RESERVED].

2.2 [RESERVED].

2.3 Tranche A Term Commitments. Subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche A Term Loan”) to the Borrower on the Closing Date in the amount set forth under the heading “Tranche A Term Loan” opposite such Tranche A Term Lender’s name on Schedule 1.1A. The Tranche A Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.14.

2.4 Procedure for Tranche A Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date in the case of ABR Loans or three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans (provided that any such notice delivered in respect of a borrowing of Eurodollar Loans in Dollars on the Closing Date may be delivered prior to 12:00 Noon, New York City time, two Business Days prior to the Closing Date)) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Closing Date and specifying (i) the amount and the Type of Loans to be borrowed, (ii) the anticipated Closing Date and (iii) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Each Tranche A Term Lender will make the amount of its Tranche A Term Loan available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 p.m., New York City time, on the Closing Date. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders and in like funds as received by the Administrative Agent.

2.5 Repayment of Tranche A Term Loans. The Tranche A Term Loan of each Tranche A Term Lender shall be payable in 20 consecutive quarterly installments, commencing September 30, 2017, each of which shall be in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite each installment:

Installment	Amount
September 30, 2017	$5,000,000
December 31, 2017	$5,000,000
March 31, 2018	$5,000,000
June 30, 2018	$5,000,000
September 30, 2018	$5,000,000
December 31, 2018	$5,000,000
March 31, 2019	$5,000,000
June 30, 2019	$5,000,000
September 30, 2019	$7,500,000
December 31, 2019	$7,500,000
March 31, 2020	$7,500,000
June 30, 2020	$7,500,000
September 30, 2020	$10,000,000
December 31, 2020	$10,000,000
March 31, 2021	$10,000,000
June 30, 2021	$10,000,000
September 30, 2021	$10,000,000
December 31, 2021	$10,000,000
March 31, 2022	$10,000,000
Tranche A Final Maturity Date	$260,000,000

2.6 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees (i) to make revolving credit loans denominated in Dollars (“Dollar Revolving Loans”) to the Borrowers and (ii) to make revolving credit loans denominated in one or more Foreign Currencies (“Foreign Currency Revolving Loans”; together with the Dollar Revolving Loans, the “Revolving Loans”) to the Borrowers, in each case from time to time at such Borrower’s request during the Revolving Commitment Period in an aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations with respect to Letters of Credit then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.7 and/or 2.14. The Foreign Currency Revolving Loans shall be Eurodollar Loans.

(b) Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.6(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.7 Procedure for Revolving Loan Borrowing.

(a) Each Borrower may borrow Dollar Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (provided that any such notice delivered in respect of a borrowing of Eurodollar Loans in Dollars on the Closing Date may be delivered prior to 12:00 Noon, New York City time, two Business Days prior to the Closing Date), or (b) prior to 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and the Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing of Dollar Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lenders and the Issuing Lenders may request, on behalf of the applicable Borrower, borrowings of Dollar Revolving Loans under the Revolving Commitments that are ABR Loans (or, in the case of LIBOR Swingline Loans, Eurodollar Loans) in other amounts pursuant to Section 2.9(c) and the proviso of Section 3.5, respectively. Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its Revolving Percentage of such borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of such Borrower at the Domestic Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by such Borrower or requested by a Swingline Lender or an Issuing Lender on behalf of the applicable Borrower as contemplated by the second preceding sentence in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) Each Borrower may borrow Foreign Currency Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans) specifying (i) the amount and the Type of Foreign Currency Revolving Loans to be borrowed and the Foreign Currency with respect thereto, (ii) the requested Borrowing Date and (iii) the initial Interest Periods with respect thereto. Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. Each borrowing of Foreign Currency

Revolving Loans shall be in a minimum amount equal to the Applicable Minimum Amount for the relevant Foreign Currency. Each Lender shall make the amount of its Revolving Percentage of such borrowing of Foreign Currency Revolving Loans available to the Administrative Agent for the account of the relevant Borrower by wire transfer of immediately available funds in the relevant Foreign Currency by 12:00 Noon, London time, on the Borrowing Date requested by such Borrower to the account of the Administrative Agent most recently designated by it for such purposes by notice to the Lenders. The Administrative Agent will make such Foreign Currency Revolving Loans available to the relevant Borrower promptly crediting the amounts so received, in like funds, to the account of the relevant Borrower specified in such notice of borrowing from such Borrower.

(c) Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

2.8 Swingline Commitments. (a) Subject to the terms and conditions hereof, the ABR Swingline Lender agrees to make a portion of the credit otherwise available to a Borrower under the Revolving Commitments by making swing line loans to such Borrower in the United Kingdom (“U.K. Swingline Loans”) or in the United States (“U.S. Swingline Loans” and, together with U.K. Swingline Loans, the “ABR Swingline Loans”) in Dollars; provided that the aggregate principal amount of ABR Swingline Loans made by the ABR Swingline Lender will not result in (i) the aggregate principal amount of outstanding ABR Swingline Loans made by the ABR Swingline Lender exceeding the ABR Swingline Lender’s ABR Swingline Commitment, or (ii) the ABR Swingline Lender’s Revolving Extensions of Credit exceeding its Revolving Commitment, provided further that no Borrower shall request, and the ABR Swingline Lender shall not make, any ABR Swingline Loan if, after giving effect to the making of such ABR Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, each Borrower may use the ABR Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. U.S. Swingline Loans shall be ABR Loans only. U.K. Swingline Loans shall be Overnight LIBOR Loans only.

(b) Subject to the terms and conditions hereof, the LIBOR Swingline Lender agrees to make a portion of the credit otherwise available to a Borrower under the Revolving Commitments by making swing line loans to such Borrower in the United States in Dollars (the “LIBOR Swingline Loans”); provided that the aggregate principal amount of LIBOR Swingline Loans made by the LIBOR Swingline Lender will not result in (i) the aggregate principal amount of outstanding LIBOR Swingline Loans made by the LIBOR Swingline Lender exceeding the LIBOR Swingline Lender’s LIBOR Swingline Commitment, or (ii) the LIBOR Swingline Lender’s Revolving Extensions of Credit exceeding its Revolving Commitment, provided further that no Borrower shall request, and the LIBOR Swingline Lender shall not make, any LIBOR Swingline Loan if, after giving effect to the making of such LIBOR Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, each Borrower may use the LIBOR Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. LIBOR Swingline Loans shall be Overnight LIBOR Loans only.

(c) The applicable Borrower shall repay to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan no later than the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.8(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.9 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a)Whenever a Borrower desires that the ABR Swingline Lender make ABR Swingline Loans, it shall give the ABR Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the ABR Swingline Lender not later than 1:00 p.m. New York City time (in the case of U.S. Swingline Loans) or 1:00 p.m. London time (in the case of U.K. Swingline Loans), on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the ABR Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. New York City time (in the case of U.S. Swingline Loans) or 3:00 p.m. London time (in the case of U.K. Swingline Loans), on the Borrowing Date specified in a notice in respect of ABR Swingline Loans, the ABR Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the ABR Swingline Loan to be made by the ABR Swingline Lender. The Administrative Agent shall make the proceeds of such ABR Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) Whenever a Borrower desires that the LIBOR Swingline Lender make LIBOR Swingline Loans, it shall give the Administrative Agent and the LIBOR Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Administrative Agent and the LIBOR Swingline Lender not later than 12:30 p.m. New York City time on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the LIBOR Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. New York City time on the Borrowing Date specified in a notice in respect of LIBOR Swingline Loans, the LIBOR Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the LIBOR Swingline Loan to be made by the LIBOR Swingline Lender. The Administrative Agent shall make the proceeds of such LIBOR Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(c) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans made by such Swingline Lender (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes each Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans; provided, for the avoidance of doubt, that nothing in this Section 2.9(c) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.9(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the applicable Borrower or if for any other reason, as determined by the applicable Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.9(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.9(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans made by such Swingline Lender by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans made by such Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the applicable Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans made by such Swingline Lender then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(f) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.9(c) and to purchase participating interests pursuant to Section 2.9(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against any Swingline Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.10 Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the second Business Day of each January, April, July and October and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.

2.11 Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice (or shorter notice period approved by the Administrative Agent) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

2.12 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans (other than Foreign Currency Revolving Loans), in whole or in part, without premium or penalty (except as set forth below), upon notice delivered to the Administrative Agent (a) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Eurodollar Loans and (b) on the same Business Day in the case of ABR Loans or Overnight LIBOR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or Overnight LIBOR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.22. The Borrowers may at any time and from time to time prepay Foreign Currency Revolving Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent, not later than 11:00 A.M., London time, three Business Days prior to the date of prepayment in the case of Eurodollar Loans, which notice shall specify the date, amount, Type and Foreign Currency of such Loan to be prepaid; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.22. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and ABR Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche A

Term Loans and Dollar Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Revolving Loans shall be in a minimum principal amount equal to the Applicable Minimum Amount for the relevant Foreign Currency. Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof in the direct order of maturity.

2.13 Mandatory Prepayments.

(a) If any Indebtedness shall be incurred by the Company or any of its Subsidiaries after the Closing Date (excluding (i) the proceeds of a Permitted Receivables Financing, and (ii) any other permitted Indebtedness incurred in accordance with Section 7.2), an amount equal to the Applicable Prepayment Percentage of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.13(c).

(b) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof (or will be delivered concurrently with the next Compliance Certificate to be delivered pursuant to Section 6.2(b)), the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.13(c); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(c).

(c) The application of any prepayment pursuant to Section 2.13(a) or (b) shall be made ratably to the Term Loans based on the outstanding respective principal amounts thereof. Partial prepayments of the Term Loans pursuant to this Section 2.13 shall be applied to the remaining installments thereof in the direct order of maturity. The application of any prepayment of Term Loans pursuant to this Section 2.13 shall be made, first, to ABR Loans and second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d) If at any time the Total Revolving Extensions of Credit exceeds the Total Revolving Commitments (including as a result of a change in the Exchange Rate for the purchase of Dollars with a Foreign Currency) for a period of ten consecutive Business Days, the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent , prepay the Revolving Loans in an amount equal to the amount of such excess or cash collateralize L/C Obligations in respect of any Letters of Credit to the extent necessary to eliminate any such excess.

2.14 Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan which is a Term Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the applicable Borrower gives irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans or elects to convert such Loan to an ABR Loan, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Any Eurodollar Loan which is a Revolving Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if the applicable Borrower shall fail to give such notice of continuation of a Foreign Currency Revolving Loan which is a Eurodollar Loan, such Foreign Currency Revolving Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.15 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty (20) Eurodollar Tranches shall be outstanding at any one time.

2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Overnight LIBOR Loan shall bear interest at a rate per annum equal to the Overnight LIBOR Rate plus the Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Foreign Currency Revolving Loans in such currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.17 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and that interest on any Foreign Currency Revolving Loan denominated in Pounds Sterling shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.17(a).

2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in Section 2.18(a), (b) or (c) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 2.18 in respect of Eurodollar Loans denominated in Dollars, (1) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans with an Interest Period having the duration of such Interest Period shall be continued as ABR Loans and (2) any Eurodollar Loans requested to be made under the relevant Facility with an Interest Period having the duration of such Interest Period shall be made as Eurodollar Loans having an Interest Period with the shortest available duration described in the definition of “Interest Period” or, in the absence of any such available duration, as ABR Loans and (y) in respect of any Foreign Currency Revolving Loans which are Eurodollar Loans, then (i) any such Foreign Currency Revolving Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any such outstanding Foreign Currency Revolving Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such notice has been withdrawn by the Administrative Agent (and the Administrative Agent agrees to promptly withdraw such notice after it becomes aware (by receipt of notice or otherwise) that the circumstances described in clause (a), (b) or (c) above cease to exist), no further Eurodollar Loans denominated in Dollars or Foreign Currency Revolving Loans which are Eurodollar Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the relevant Borrower have the right to convert ABR Loans to Eurodollar Loans denominated in Dollars.

2.19 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) [RESERVED].

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.28.

(d) Each payment (including each prepayment) by the Borrower on account of principal of and interest and premium, if any, on the Tranche A Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Term Loans then held by the Tranche A Term Lenders. The amount of each principal prepayment of the Tranche A Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans in the direct order of maturity. Amounts prepaid on account of the Tranche A Term Loans may not be reborrowed.

(e) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Domestic Funding Office, in Dollars and in immediately available funds (or, (i) in the case of payments in respect of U.K. Swingline Loans, prior to 12:00 Noon, London time, on the due date thereof to the applicable Swingline Lender at the Funding Office, in Dollars and in immediately available funds and (ii) in the case of principal or interest relating to Foreign Currency Revolving Loans, prior to 12:00 Noon, London time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its London Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, (i) in the case of amounts denominated in Dollars, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(h) Nothing in this Section 2.19 creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.20 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Credit Party to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Loan made by it, or change the basis of taxation of payments to such Credit Party in respect thereof (except for Non-Excluded Taxes covered by Section 2.21 and changes in the rate of tax on the overall net income of such Credit Party);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.20(e)) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party or any Letter of Credit or participation therein; or

(iii) shall impose on such Credit Party or the London interbank market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Credit Party, upon its demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed.

(b) If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Eurocurrency Liabilities. Each Borrower shall pay to each Lender, without duplication, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

(f) Notwithstanding any other provision of this Agreement, if, after the date hereof, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Lender to make or maintain any Foreign Currency Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Revolving Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.20) or currency exchange rates which would make it impracticable for the Lenders to make or maintain Foreign Currency Revolving Loans denominated in the relevant currency to, or for the account of, any Borrower, then, by written notice to the Company and to the Administrative Agent:

(i) such Lender or Lenders may declare that Foreign Currency Revolving Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Revolving Loan (in the affected currency or currencies) or to continue a Foreign Currency Revolving Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Foreign Currency Revolving Loans (in the affected currency or currencies) made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrower as described below), in which event all such Foreign Currency Revolving Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in

Dollars, as the case may be, as of the effective date of such notice as provided in this Section 2.20(f) and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Revolving Loans of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion. For purposes of this Section 2.20(f), a notice to the Company by any Lender shall be effective as to each Foreign Currency Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Foreign Currency Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

2.21 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any such Taxes are required to be withheld from any amounts payable to any Credit Party, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Taxes are Non-Excluded Taxes or Other Taxes, the amounts so payable by the applicable Loan Party to the Credit Party shall be increased to the extent necessary to yield to such Credit Party (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.

(b) In addition, the applicable Borrower shall pay, severally and not jointly, any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If (i) a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any reasonable expenses or incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii), whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of such Borrower to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) (i) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (i) two copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of any Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the relevant Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.21(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.21(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.21(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.21(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the Treasury Regulations.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Eurodollar Loans (including pursuant to Sections 2.24 or 10.1(c)) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24 Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.20 or on account of Non-Excluded Taxes pursuant to Section 2.21 or (b) has become a Defaulting Lender or an Objecting Lender hereunder or, pursuant to Section 2.20(f), is unable to make any particular type of Loans, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.20 or on account of Non-Excluded Taxes pursuant to Section 2.21, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender under Section 2.22 for any losses suffered or expenses incurred by such Lender if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.24, (viii) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or on account of Non-Excluded Taxes pursuant to 2.21, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Foreign Currency Exchange Rate.

(a) No later than 12:00 Noon, London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request for Foreign Currency Revolving Loans, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.6 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.20(f), 10.22 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b) No later than 5:00 P.M., London time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date).

(c) The Administrative Agent shall promptly notify the Company and the Lenders of each determination of an Exchange Rate hereunder.

2.26 Designation of Existing Revolving Loans and Revolving Commitments. As of the Closing Date, the Existing Loans that are Revolving Loans (as defined in the Existing Credit Agreement) and Revolving Commitments (as defined in the Existing Credit Agreement) immediately prior to the Closing Date shall automatically, without any action on the part of any Person, be designated for all purposes of this Agreement and the other Loan Documents as Revolving Commitments. The Administrative Agent shall mark the Register accordingly to provide for such designation of the Existing Loans that are Revolving Loans (as defined in the Existing Credit Agreement) and Revolving Commitments (as defined in the Existing Credit Agreement) among the Lenders in this Agreement according to their proportionate shares thereof, as applicable. On the Closing Date, the commitments of each Exiting Lender shall be terminated, all outstanding amounts due under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) to such Exiting Lender on the Closing Date shall be paid in full, and each Exiting Lender (i) shall cease to be a Lender under the Existing Credit

Agreement and (ii) shall not be a Lender under this Agreement, and each Lender under this Agreement shall not have been deemed to assume the commitments of the Lenders under the Existing Facility.

2.27 Incremental Loan Extensions. The applicable Borrower(s) may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request an increase to the Tranche A Term Facility or the Revolving Facility or request the addition of one or more incremental term loan facilities (each, an “Incremental Facility”) in an aggregate amount of up to the sum of (x) an amount determined on a pro forma basis for the most recent determination period and calculated on the date of incurrence (as if such Incremental Facility became effective on the first day of such determination period and (A) in the case of an Incremental Facility consisting of an increase in the Revolving Facility, assuming full utilization of the Revolving Facility and (B) excluding any amount incurred contemporaneously under clause (y)), after giving effect to such Incremental Facility and the use of proceeds thereof, such that the Senior Secured Leverage Ratio does not exceed 2.0 to 1.0 plus (y) an additional amount not to exceed $750,000,000 in the aggregate over the life of the Facilities; provided that:

(i) no Lender will be required to participate in any such Incremental Facility, and the Borrowers shall be entitled to seek an Incremental Facility from other lenders that are not Ineligible Institutions;

(ii) no Default exists or would exist after giving effect thereto (or, in the event that such Incremental Facility is used to finance a Limited Conditionality Acquisition, notwithstanding Section 5.2(b) hereof, such condition shall be that no Event of Default exists solely at the time of the execution and delivery by the relevant parties of the acquisition agreement or other similar document having similar effect related to such Limited Conditionality Acquisition);

(iii)(a) the scheduled final maturity date of any such Incremental Facility consisting of a “pro rata” tranche A term facility or an increase in the Revolving Facility shall be no earlier than the Tranche A Final Maturity Date and the scheduled final maturity date of any such Incremental Facility consisting of a tranche B term facility (i.e., a term loan facility with a tenor of six years or longer which has nominal amortization of 1% per annum prior to final maturity) (an “Incremental Tranche B Term Facility”) shall be no earlier than the first anniversary of the Tranche A Final Maturity Date (or, if later, the then scheduled final maturity date of any other Incremental Facility), and (b) the weighted average life to maturity of any such Incremental Facility (1) consisting of a “pro rata” tranche A term loan facility shall not be less than the remaining average life of the Tranche A Term Facility (without giving effect to any prepayments that would otherwise modify the weighted average life to maturity of the Tranche A Term Facility) and (2) consisting of a tranche B term facility shall not be less than the remaining weighted average life to maturity of any other Facility (provided that a tranche B term facility may contain nominal amortization of 1% per year);

(iv) subject to clause (iii) above, (A) the amortization schedule applicable to any Incremental Facility constituting an incremental term loan shall be determined by the Borrower and the applicable lenders providing such incremental term loans and (B) any Incremental Facility constituting an incremental term loan may provide for the ability of the lenders providing such incremental term facility to participate on a pro rata basis or less than a pro rata basis in any voluntary or mandatory prepayments of the Tranche A Term Loans;

(v) the yield applicable to any Incremental Facility shall be determined by the Company and the applicable lenders providing such Incremental Facility; provided that, if the yield (which, for such purposes only, shall be deemed to include all upfront or similar fees generally payable to Lenders providing the Incremental Facility, pricing floors or original issue discount (equated to interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity) payable to all Lenders providing such Incremental Facility) as determined by the Administrative Agent for an Incremental Facility (other than any Incremental Tranche B Term Facility having a tenor at least one year longer than the tenor of the Tranche A Term Facility and the Revolving Facility) exceeds the sum of (x) the yield (calculated in the same manner as set forth above and after giving effect to any amendment to interest rate margins applicable to such Facility after the Closing Date but immediately prior to time of the making of such Incremental Facility) for the Tranche A Term Facility and Revolving Facility immediately prior to the funding of such Incremental Facility plus (y) 0.50%, the Applicable Margin for the Tranche A Term Facility and the Revolving Facility shall be increased so that the yield in respect of the Tranche A Term Facility and the Revolving Facility is 0.50% less than the yield in respect of such Incremental Facility (it being agreed that any increase in yield for such Tranche A Term Facility and Revolving Facility that is required due to the application of a Eurodollar Rate or ABR floor on any such Incremental Facility shall be effected solely through an increase in (or implementation of, as applicable) any Eurodollar Rate or ABR floor applicable to such Tranche A Term Facility and Revolving Facility); and

(vi) any Incremental Facility shall be on terms and pursuant to documentation to be agreed upon by the applicable Borrower(s) and the lenders under such Incremental Facility, provided that, any Financial Covenant or Default in any Incremental Facility shall not be materially more restrictive to the Loan Parties than that set forth in Section 7.1 and Section 8 of this Agreement, and provided further that, to the extent such terms and documentation are not consistent in any material respect with those applicable to the Tranche A Term Facility or the Revolving Facility, as applicable (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Administrative Agent.

In connection with any Incremental Facility, the applicable Borrower(s) shall provide the Administrative Agent with such related Notes, certificates and opinions as the Administrative Agent may reasonably request. Appropriate adjustments shall be made in the payments of interest to reflect the funding date of such Incremental Facility. Notwithstanding anything to the contrary in Section 10.1, this Agreement and the other Loan Documents may be amended from time to time with the consent of only the Administrative Agent and the applicable Borrower(s) to the extent necessary to implement the provisions of this Section (including to reflect each Incremental Facility and the funding thereof). Each Incremental Facility shall be entitled to share in the Collateral and guarantees on a pari passu basis with the other Facilities.

Notwithstanding anything herein to the contrary, in the event that any Incremental Facility is used to finance a Limited Conditionality Acquisition, (x) notwithstanding Section 5.2(a) hereof, the representations and warranties included in the conditions precedent to the extension of credit under such Incremental Facility shall be limited solely to customary “specified representations”

and those representations included in the acquisition agreement or other document having similar effect related to such Limited Conditionality Acquisition that are material to the interests of the lenders providing such Incremental Facility and only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations (or decline to consummate the acquisition) under such agreement as a result of a breach of such representations and (y) the calculation of the Senior Secured Leverage Ratio test described above in this Section 2.27 shall, at the election of the applicable Borrower, be made solely at the time of the execution and delivery by the applicable parties of the acquisition agreement or other similar document having similar effect related to such Limited Conditionality Acquisition (the “LCA Test Date”), giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transactions, and any acquired consolidated net income), as if they had occurred on such date of determination using the available historical financial statements for the most recent fiscal quarter ended prior to the LCA Test Date for which such information is available of all entities or assets to be acquired (which, if GAAP-compliant historical financial statements are not available, may be audited IFRS-compliant financial statements) (the “Test Date Financial Statements”) and the consolidated financial statements of the Company; provided that, if the applicable Borrower has so elected to calculate the Senior Secured Leverage Ratio on the LCA Test Date, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, restricted prepayments of Indebtedness, Dispositions or fundamental changes (but in no event with respect to the calculation of any Financial Covenant for purposes of determining compliance with Section 7.1 or the determination of the Applicable Margin, the Commitment Fee Rate or for any other purpose under any Loan Document not specified above), in each case, on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Conditionality Acquisition is consummated or the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, any such ratio or basket shall be required to be satisfied on a pro forma basis based on the Test Date Financial Statements in the same manner described above (i) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transactions, and any acquired consolidated net income) have been consummated and (ii) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transaction, and any acquired consolidated net income) have not been consummated.

The provision of this Section 2.27 shall supersede any provisions of Section 2.19 and 10.1 of this Agreement to the contrary.

2.28 Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Lender pursuant to Section 2.10(a);

(b) if there are any Swingline Loans outstanding or Letters of Credit outstanding at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such outstanding Swingline Loans or outstanding Letters of Credit shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all outstanding Revolving Extensions of Credit of the Revolving Lenders that are not Defaulting Lenders does not exceed the total of all Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders (for the avoidance of doubt, no Lender shall be required to make Revolving Extensions of Credit in excess of its Revolving Commitment);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Percentage of the outstanding Swingline Loans (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, (1) if a drawing is made under any Letter of Credit, such Borrower shall reimburse the applicable Issuing Lender in accordance with Section 3.5 and (2) if a Letter of Credit is requested by such Borrower in accordance with Section 3.2 during any period where there is a Defaulting Lender that is a Revolving Lender, such Borrower shall enter into an arrangement reasonably satisfactory to the applicable Issuing Lender to cover in whole or in part (which such arrangement may include cash collateralization) the exposure of the applicable Issuing Lender related to the participating interests of such Defaulting Lender in such newly issued Letter of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Lender is a Defaulting Lender or until such Lender is replaced pursuant to Section 2.24;

(iii) if and so long as a Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit pursuant to clause (ii) above, then such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect thereto;

(iv) upon any reallocation described in clause (i) above, the fees payable to the Revolving Lenders pursuant to Sections 2.10(a) and 3.3 shall be adjusted accordingly to re-allocate such fees among the Revolving Lenders which are not Defaulting Lenders; and

(v) if any such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit is neither cash collateralized nor reallocated pursuant to clause (i) above, then, without prejudice to any rights or remedies of the applicable Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit shall be payable to the relevant Issuing Lender until such cash collateralization and/or reallocation occurs;

(c) no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be covered in whole or in part by the Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders and/or cash collateral or other arrangements will be provided by each applicable Borrower in accordance with clause (b)(ii) above, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be (i) allocated among the Revolving Lenders that are not Defaulting Lenders and/or (ii) covered by arrangements made by each applicable Borrower pursuant to clause (b)(ii) above in a manner consistent with clauses (b)(i) and (ii) (and any such Defaulting Lenders shall not participate therein);

(d) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.24) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the applicable Borrower(s) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or a Swingline Lender, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future funding obligations of such Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future participation in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the applicable Borrower(s), unless such Defaulting Lender has no remaining unutilized Revolving Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to any Issuing Lender or any Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by such Issuing Lender or such Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations as to which a Defaulting Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Lender.

In the event that the Administrative Agent, the applicable Borrower(s), each Issuing Lender and each Swingline Lender each reasonably determines that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the outstanding Swingline Loans and outstanding Letters of Credit of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and (ii) any arrangements made by the applicable Borrower(s) pursuant to clause (b)(ii) above shall be terminated and any cash collateral or arrangement provided by such Borrower(s) in accordance thereto will be terminated or promptly returned to such Borrower(s), as applicable.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrowers (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.28. The provisions of this Section 2.28 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lenders, the Issuing Lenders, the Borrowers and any Defaulting Lenders.

2.29 Designation of Subsidiary Borrowers.

(a) The Company shall be permitted, so long as no Default or Event of Default shall have occurred and be continuing:

(i) to designate any Subsidiary of the Company as a Subsidiary Borrower under the Revolving Facility upon (A) ten Business Days prior written notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary) (a “Notice of Designation”), (B) the execution and delivery by the Company, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit D (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (C) compliance by the Company and such Subsidiary Borrower with Section 6.9(g), (D) the agreement and acknowledgment by the Company and each other Borrower that the Guarantee and Collateral Agreement covers the Obligations of such Subsidiary, (E) delivery by the Company or such Subsidiary of all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and (F) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, incorporation or other applicable constituent documents, officer’s certificates and legal opinions in respect of such Subsidiary in each case reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Company to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

(b) Notwithstanding anything to the contrary in this Agreement, a Lender shall not be required to make a Loan as part of any borrowing by or to issue or acquire a participation in any Letter of Credit issued for the account of, a Foreign Subsidiary with respect to which the Company has delivered a Notice of Designation (a “Proposed Foreign Subsidiary Borrower”) if the making of such Loan or the issuance by such Lender or the acquisition by such Lender (or, if such Lender is the Issuing Lender, the acquisition by any other Lender) of a participation in, such Letter of Credit would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) to which such Lender is subject. As soon as practicable after receiving a Notice of Designation from the Company in respect of a Proposed Foreign Subsidiary Borrower, and in any event no later than seven Business Days after the date of such Notice of Designation, any Lender that is restricted by any law or regulation (including due to an absence of licensing) to which such Lender is subject from extending credit (including, for the avoidance of doubt, making Loans, issuing Letters of Credit or acquiring participations in Letters of Credit) under this Agreement to such Proposed Foreign Subsidiary Borrower directly or through a Lender Affiliate as set forth in Section 2.29(c) (an “Objecting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Objecting Lender that has not withdrawn such notice, the Company shall, effective on or before the date that such Proposed Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (A) exercise its rights with respect to such Objecting Lender pursuant to Section 2.24 or (B) cancel its request to designate such Proposed Foreign Subsidiary Borrower as a Subsidiary Borrower hereunder.

(c) In addition to the foregoing requirements, if the Company shall deliver a Notice of Designation with respect to a Proposed Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing a Lender Affiliate to act as the Lender in respect of such Proposed Foreign Subsidiary Borrower. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Company, any other Borrower, the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to enter into such amendments to the Security Documents and/or such new Security Documents as are necessary or advisable, as reasonably determined by the Administrative Agent, in order to effect the provisions of Section 6.9(g).

2.30 MIRE Events. Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a “special flood hazard area”, ten (10) Business Days or (b) if there are any Mortgaged Properties in a “special flood hazard area”, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitments. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 3, agrees to issue letters of credit (provided that Barclays Bank PLC and Morgan Stanley Bank, N.A. shall only be required to issue standby letters of credit) (“Letters of Credit”) for the account of any Borrower (or for the joint and several account of any Borrower and any Subsidiary) on any Business Day in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the then outstanding L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment then in effect, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the aggregate undrawn amount of outstanding Letters of Credit and unpaid Reimbursement Obligations under the Revolving Facility would exceed $200,000,000. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire (or be subject to termination by notice from the relevant Issuing Lender to the beneficiary thereof) no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods (each, an “Auto-Extension Letter of Credit”) (which shall in no event extend beyond the applicable date referred to in clause (y) above); provided that any such Auto-Extension Letter of Credit must, if requested by the Issuing Lender, permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. If a Borrower requests a commercial letter of credit, such commercial letter of credit shall be subject to such additional terms as the Issuing Lender may reasonably require.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Closing Date for the account of the Company for all purposes of this Agreement and the other Loan Documents.

3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) Each applicable Borrower will pay a fee on all outstanding Letters of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders. Such fees shall be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee in an amount per annum separately agreed with such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, each applicable Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary).

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued for such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (whether or not the conditions to borrowing set forth in Section 5.2 are satisfied). Each L/C Participant’s obligation to purchase participating interests pursuant to this Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or any Borrower may have against any Issuing Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. Each applicable Borrower agrees to reimburse the relevant Issuing Lender no later than the first Business Day following each date on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment; provided, that such reimbursement obligation of such Borrower shall be deemed to be satisfied when the Revolving Lenders have funded Revolving Loans in the amount of such draft so paid to reimburse such Lender in accordance with the following procedures: (A) the applicable Issuing Lender shall also notify the Administrative Agent of the amount to be so reimbursed, (B) such Borrower shall automatically be deemed to have requested a borrowing of Revolving Loans to be made as ABR Loans in the amount of such reimbursement obligation, and (C) the Administrative Agent shall have notified each Revolving Lender of the same and the amount to be funded by such Revolving Lender, which amount with respect to such Revolving Lender shall equal its Revolving Percentage of such reimbursement obligation (which shall be funded by such Revolving Lender whether or not the conditions to borrowing set forth in Section 5.2 are satisfied). Each such payment shall be made to the relevant Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(c).

3.6 Obligations Absolute. Each applicable Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of any setoff, counterclaim or defense to payment that any Borrower may have or may have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person, (v) any waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of any Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the applicable Borrower, (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, or (vii) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable. Each applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the Issuing Lender. Each Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, unless taken or omitted with gross negligence or willful misconduct as found by a final and nonappealable decision of a court of competent jurisdiction, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower. The foregoing shall not be construed to excuse any Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise the agreed standard of care as found by a final and nonappealable decision of a court of competent jurisdiction (as set forth in Section 3.7 below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that each Issuing Lender shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of such Issuing Lender as found by a final and nonappleable decision of a court of competent jurisdiction.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within a period stipulated by the terms and conditions of such Letter of Credit following its receipt of such draft, examine such draft. The Issuing Lender shall, promptly after such examination, notify the applicable Borrower of the date and amount of such draft. The responsibility of the relevant Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in substantial compliance with the terms of such Letter of Credit. The relevant Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company and, as to itself, each other Borrower, hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Company as at December 31, 2015 and December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by, and accompanied by an unqualified report from, PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company as at March 31, 2017, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Schedule 4.1 sets forth on the Closing Date, all material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, of the Company and its Subsidiaries that exist on the Closing Date and are not reflected in the most recent financial statements or the notes thereto referred to in this paragraph. During the period from December 31, 2016 to and including the Closing Date there has been no Disposition by the Company of any material part of its business or property.

4.2 No Change. Since December 31, 2016 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedules 4.4, 4.19(a) and 4.19(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as disclosed in the Exchange Act Report, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. (a) Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. (b) No Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property material to its business, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does any Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be), Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Tax Lien has been filed, and, to the knowledge of any Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board; provided that the proceeds of the Loans may be used to acquire Company Stock in compliance with Regulation U. If requested by any Lender or the Administrative Agent, each applicable Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

4.13 ERISA. During the five-year period prior to the date on which this representation is made, (a) neither a Reportable Event which could give rise to a material liability nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, and (b) each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan under Section 4041(c) of ERISA has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Tranche A Term Loans made on the Closing Date will be used to refinance Existing Loans, to pay fees and expenses relating to the Transaction and for general corporate purposes. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes, including to refinance the Existing Loans.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Company nor any of its Subsidiaries has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Company nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made; provided that with respect to projections and pro forma financial information contained in the materials referenced above, the Company represents only that such information was prepared based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Exchange Act Report or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when the Administrative Agent obtains control of stock certificates representing such Pledged Stock, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock with respect to which the Administrative Agent has control, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries (i) having a value, in the reasonable opinion of the Company, in excess of $15,000,000 or (ii) in which a mortgage, deed of trust or security interest has previously been granted to the Administrative Agent and has not been released.

4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to reasonably ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of the Company’s directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, direct or, to any Borrower’s knowledge, indirect use of proceeds, or other transaction by any Borrower contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Amendment and Restatement of Existing Credit Agreement, Redesignation of Certain Loans and Commitments and Continuation of Existing Letters of Credit on Closing Date. The agreement of each Lender to amend and restate the Existing Credit Agreement in the form of this Agreement and make extensions of credit hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent (subject to Section 6.9(f)):

(a) Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by each Borrower and the Lenders.

(b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses of the Administrative Agent and the Arrangers for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(c) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Mayer Brown LLP, counsel to the Borrowers and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of certificated Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and Uniform Commercial Code Financing Statements covering such Capital Stock (to the extent not previously delivered or filed, as applicable), and required to be delivered on or prior to the Closing Date under the Guarantee and Collateral Agreement, in each case unless a longer period is allowed by the Guarantee and Collateral Agreement.

(f) Filings, Registration and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or, if not, shall be in proper form for filing, registration or recordation, in each case unless a longer period is allowed by the Guarantee and Collateral Agreement; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirements set forth in Section 5.1(e) and this Section 5.1(f) or any requirement with respect to any non-U.S. asset required to be pledged under any Loan Document, such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 30 days of the Closing Date or such other applicable date as set forth in the Guarantee and Collateral Agreement (or such later date as the Administrative Agent may agree in its reasonable discretion)). The Guarantee and Collateral Agreement shall have been amended and restated substantially in the form of Exhibit A.

(g) Reallocation and Assignments.

(i)	The Company shall have paid to the Administrative Agent interest, letter of credit commissions and commitment fees which are unpaid and accrued to the Closing Date under the Existing Credit Agreement; and

(ii)	The Lenders shall have made such payments and assignments among themselves and to the lenders under the Existing Credit Agreement, as directed by the Administrative Agent, so that the Commitments, Loans and Letters of Credit outstanding on the Closing Date are held by the Lenders in accordance with this Agreement. Commitments, Loans and Letters of Credit (each as defined in the Existing Credit Agreement) made or issued under the Existing Credit Agreement and outstanding on the Closing Date shall be continued outstanding hereunder as Commitments, Loans and Letters of Credit hereunder as provided in Section 2.26 and 3.1(c). Each assignment to be made pursuant to this paragraph shall be deemed to be made automatically on the Closing Date without any further action by any Lender or the Company.

(h) Projections. The Lenders shall have received projections of the Company (consisting of a balance sheet, statement of cash flows and income statement) for fiscal years 2017, 2018 and 2019 that are reasonably satisfactory to the Administrative Agent.

(i) Flood Documentation. The Administrative Agent shall have received (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each of the Mortgaged Properties (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Borrower and each Loan Party relating thereto in the event any such Mortgaged Properties are located within a “special flood hazard area”) and (ii) if any portion of any Mortgaged Property is located in a “special flood hazard area”, evidence of flood insurance with a financially sound and reputable insurer in form and substance reasonably acceptable to the Administrative Agent.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Additional Conditions Applicable to the Foreign Subsidiary Borrowers. The agreement of each Lender to make any Loan requested to be made by it to any Foreign Subsidiary Borrower on any date is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in Sections 5.1 and 5.2, the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

(a) No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any other Loan Document to which it is a party, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement and any other Loan Document to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any other Loan Document to which it is a party. Such Foreign Subsidiary Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any other Loan Document to which it is a party. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.

(b) No Recordation Necessary. This Agreement and each other Loan Document to which it is a party, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such other Loan Document. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any such other Loan Document that this Agreement, such other Loan Document or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, such other Loan Document or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, such other Loan Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement or any other Loan Document to which it is a party is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained.

Each borrowing by any Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Company and such Subsidiary Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows (or such other similar or additional statement then required by the SEC for annual reports filed pursuant to the Exchange Act) for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or other material qualification or exception, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows (or such other or similar or additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Financial statements required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statements are included in its annual report on Form 10-K or Form 10-Q, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or at another relevant website identified in such notice and accessible by the Lenders without charge.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) [reserved]

(b) within 10 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;

(c) no later than three (3) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any amendment, supplement, waiver or other modification with respect to any Unsecured Note Agreement; provided this clause (c) shall not apply with respect to any such amendment, supplement, waiver or modification if the terms of such amendment, supplement, waiver or modification are posted on the SEC website or on the Company’s IntraLinks site at least three Business Days prior to the effectiveness thereof;

(d) promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e) as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Company (but only if the Company’s Consolidated Leverage Ratio is greater than 3.00 to 1.0 as of the end of the Company’s third fiscal quarter in such ending fiscal year), a copy of the projections by the Company of its operating budget and cash flow budget for each quarter of the fiscal year in which such delivery is required to be made, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based upon good faith estimates and assumptions and on the basis of sound financial planning practice;

(f) promptly, such additional financial and other information as any Lender (through the Administrative Agent) may from time to time reasonably request; and

(g) on or before December 31, 2017, quarterly projections of the Company (consisting of a balance sheet, statement of cash flows and income statement) for each fiscal quarter in fiscal year 2018 that are in form and detail reasonably satisfactory to the Administrative Agent.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations that are material to the Company and its Subsidiaries taken as a whole of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers of the Company and its

Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, such visit and inspection shall be made by representatives of the Administrative Agent on behalf of any Lender and no more than one such visit shall be made per year.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default upon obtaining knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan that could reasonably be expected to result in a material liability to the Company, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) any Excluded Real Property), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the

Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) cause such new Subsidiary (other than Excluded Subsidiaries) (A) to become a party to the Guarantee and Collateral Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new first-tier Foreign Subsidiary (other than any Excluded Foreign Subsidiary (as defined in the Guarantee and Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any of its Subsidiaries (other than an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary that is a CFC or a CFC Holding Company be required to be so pledged (except, for the avoidance of doubt, with respect to a pledge pursuant to Section 6.9(g)), provided, further, that no Loan Party shall not be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Deliver to the Administrative Agent executed Mortgage amendments and updated title insurance policies, all in form reasonably satisfactory to the Administrative Agent, with respect to Mortgages existing on the Closing Date on or prior to the day which is 30 days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its sole discretion).

(f) Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Sections 5.1(e) and 5.1(f) within 30 days of the Closing Date or such other applicable date as set forth in the Guarantee and Collateral Agreement (or such later date as the Administrative Agent may agree in its reasonable discretion). In addition, within 30 days of the

Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Company shall deliver to the Administrative Agent insurance certificates and endorsements naming the Administrative Agent as additional insured or additional loss payee under the insurance policies of the Company and its Subsidiaries in accordance with Section 5.2(b) of the Guarantee and Collateral Agreement.

(g) Notwithstanding anything to the contrary set forth in this Agreement:

(i) each Subsidiary Borrower (including any Foreign Subsidiary Borrower) and any other applicable Loan Party shall, on the date such Subsidiary becomes a Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary Borrower, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such other Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent deems necessary or advisable for such Subsidiary Borrower to become a party to each applicable Security Document and guarantee document, (D) execute and deliver such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property of such Subsidiary Borrower that is of the type included in the Collateral and (E) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent; provided that any such security interest granted by a Foreign Subsidiary Borrower shall only secure the Obligations of such Foreign Subsidiary Borrower.

(ii) solely with respect to the Obligations of a Foreign Subsidiary Borrower, (i) each Subsidiary of such Foreign Subsidiary Borrower (other than (x) any Immaterial Foreign Subsidiary, (y) any Excluded Foreign Subsidiary (as such term is defined in the Guarantee and Collateral Agreement) and (z) any such Subsidiary with respect to which the Company and the Administrative Agent reasonably determine that (A) a guarantee of the Obligations of such Foreign Subsidiary Borrower or a grant of Liens as security for the Obligations of such Foreign Subsidiary Borrower would result in material adverse tax consequences or (B) the time and expense of implementing such guarantee or security arrangement is excessive in relation to the benefits to the Lenders of obtaining the same) and the direct parent of such Foreign Subsidiary Borrower (each such direct parent and Subsidiary of a Foreign Subsidiary Borrower, a “Foreign Guarantor”) and each other applicable Loan Party shall, on the date such Foreign Subsidiary becomes a Foreign

Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Foreign Guarantor that is owned by a Loan Party, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) cause such Foreign Guarantor (I) to become a party to each applicable Security Document and guarantee document (which documents shall include a provision regarding appointment of an agent for service of process with respect to such Foreign Guarantor in substantially the same form as Section 10.12(b)) and (II) to deliver to the Administrative Agent a certificate of such Foreign Guarantor, substantially in the form of Exhibit C, with appropriate insertions and attachments, (D) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, (E) execute and deliver such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property of such Foreign Guarantor that is of the type included in the Collateral and (F) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent; provided that any such guarantee and security interest granted by a Foreign Guarantor shall only secure the Obligations of the Foreign Subsidiary Borrower of which it is a direct parent or a Subsidiary.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 3.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than 2.75 to 1.0.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company (including indirect intercompany indebtedness between Subsidiaries of the Company organized under the laws of the People’s Republic of China funded through local banks in reliance on cash collateral posted with such local banks by other such Chinese Subsidiaries);

(c) Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Subsidiary in an aggregate amount not to exceed $175,000,000 at any time, unless otherwise permitted hereunder;

(d) Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) or (i) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;

(f) (i) unsecured indebtedness of the Company in respect of its 5-3/8% Senior Notes due December 15, 2024 (the “2024 Notes”) and its 5% Senior Notes due July 15, 2026 (the “2026 Notes,” and collectively with the 2024 Notes, the “Existing Unsecured Notes”) and any Permitted Refinancing Indebtedness in respect thereof and (ii) unsecured Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

(g) Hedge Agreements (including Guarantee Obligations of the Loan Parties in respect of Hedge Agreements entered into by Tenneco Management (Europe) Limited or any Subsidiary that succeeds Tenneco Management (Europe) Limited in the performance of international treasury management functions) as long as such agreements are entered into to hedge actual exposure and not entered into for speculative purposes;

(h) [reserved];

(i) Indebtedness of the Company or any of its Subsidiaries in respect of Stub Debt;

(j) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (j)) which when incurred does not exceed the greater of (x) $300,000,000 and (y) 5.0% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of incurrence for which financial statements are available;

(k) Capital Lease Obligations arising from Permitted Sale/Leasebacks;

(l) (i) unsecured senior or subordinated Indebtedness of the Company or any of its Subsidiaries as long as (a) after giving effect thereto and the use of proceeds thereof, the Company would be in compliance with Section 7.1 as of the last day of the most recently ended fiscal quarter on a pro forma basis and (b) such Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is 91 days after the Tranche A Final Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility) (other than pursuant to change of control and asset sale covenants substantially similar to those in the Unsecured Note Agreements for the Existing Unsecured Notes) and (ii) unsecured Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

(m) Indebtedness in respect of Cash Management Obligations, including Cash Pooling Agreements, or guarantees thereof, including the guarantee set forth in Section 2.1(f) of the Guarantee and Collateral Agreement;

(n) additional unsecured Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the local currency equivalent of €225,000,000 at any time;

(o) unsecured Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary;

(p) Indebtedness of TAOC in connection with the Hart County Facility IDB Transaction;

(q) Indebtedness under a Permitted Receivables Financing to the extent such Indebtedness arises as a result of the recharacterization for accounting purposes or legal purposes of such Permitted Receivables Financing as a secured debt transaction rather than a true sale transaction;

(r) surety bonds issued for the account of the Company and its Subsidiaries in the ordinary course of business; and

(s) Indebtedness incurred by a Special Purpose Finance Subsidiary.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP;

(b) statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness incurred pursuant to Section 7.2(e) on property at the time it is acquired by the Company or any of its Subsidiaries, provided that such Liens do not spread to cover other properties;

(h) Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;

(i) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased;

(j) Liens created pursuant to the Security Documents;

(k) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings or judgments up to the aggregate at any time outstanding of $75,000,000;

(l) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, including any precautionary UCC filing related thereto;

(m) Permitted Receivables Financings (including Liens on the assets subject to a Permitted Receivables Financing if such Permitted Receivables Financing is recharacterized for accounting purposes or legal purposes as a secured financing transaction rather than a true sale transaction);

(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Liens incurred by the Company and all Subsidiaries pursuant to this clause (n) at any time in effect) at the time such Lien is incurred the greater of (x) $150,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of incurrence for which financial statements are available;

(o) [reserved];

(p) Liens on cash, cash equivalents, deposit accounts and similar items of Foreign Subsidiaries securing Cash Management Obligations, including obligations in respect of any Cash Pooling Agreement, and guarantees by the Company or any of its Subsidiaries of such Cash Management Obligations or other obligations (it being understood that the Company and the Domestic Subsidiaries may not provide a security interest in the Collateral or their other assets for Cash Management Obligations or obligations under any Cash Pooling Agreement to benefit Foreign Subsidiaries except to the extent the secured party is a Lender (or any Affiliate of a Lender));

(q) Liens on up to $50,000,000 of cash collateral securing obligations to issuing banks in respect of banker’s acceptances issued through joint ventures of the Company and its Subsidiaries in the People’s Republic of China;

(r) Liens on the Hart County Facility and related assets in connection with the Hart County Facility IDB Transaction;

(s) Liens on Company Stock; and

(t) Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary; and

(u) matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor or any Subsidiary Borrower (provided that (x) if any such transaction is between a Wholly Owned Subsidiary Guarantor and a Subsidiary that is not a Wholly Owned Subsidiary Guarantor or a Subsidiary Borrower, such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity and (y) if any such transaction is between a Subsidiary Borrower and any Subsidiary that is not a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving entity) and (ii) any Foreign Subsidiary may be merged with or into any other Subsidiary (provided that, (w) if any such transaction is between a Domestic Subsidiary and a Foreign Subsidiary that is not a Foreign Subsidiary Borrower or a Foreign Guarantor, such Domestic Subsidiary shall be the continuing or surviving entity, (x) if any such transaction is between a Foreign Subsidiary Borrower and a Foreign

Subsidiary that is not a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall be the continuing or surviving entity, (y) if any such transaction is between a Foreign Guarantor and a Subsidiary that is not a Guarantor or a Subsidiary Borrower, such Foreign Guarantor shall be the continuing or surviving entity and (z) if any such transaction is between a Foreign Subsidiary Borrower and a Domestic Subsidiary Borrower, such Domestic Subsidiary Borrower shall be the continuing or surviving entity);

(b) (i) any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Subsidiary Guarantor, (ii) any Foreign Subsidiary (other than any Foreign Borrower or any Foreign Guarantor) may Dispose of any or all of its assets upon voluntary liquidation or otherwise to any other Subsidiary and (iii) any Subsidiary of the Company may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company; provided further that no Subsidiary Borrower shall be permitted to Dispose of all or substantially all of its assets pursuant to this Section 7.4(b) if such Subsidiary Borrower has any outstanding Loans or Reimbursement Obligations; and

(c) any Subsidiary (other than a Subsidiary Borrower) (i) in which the Company and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such Subsidiary or (ii) that is a Foreign Subsidiary or an Immaterial Domestic Subsidiary may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary).

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, except:

(a) the Disposition of unnecessary, obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) [reserved];

(e) any Permitted Receivables Financing;

(f) Dispositions listed and described on Schedule 7.5 as in effect on the Closing Date;

(g) any Disposition of assets (i) from one Foreign Subsidiary (other than any Loan Party) to a Foreign Subsidiary, (ii) from one Loan Party to another Loan Party or (iii) from a Subsidiary to a Loan Party;

(h) the Disposition of other property not described in clauses (a) - (g) above or (i)-(o) below for not less than fair market value as long as (i) at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of $25,000,000 or less as long as the aggregate fair market value of property Disposed of which is not subject to such minimum cash/cash equivalent requirement does not exceed $75,000,000 after the Closing Date) and (ii) the aggregate fair market value of such property so disposed of does not exceed the sum of (A) 30% of the Consolidated Total Assets of the Company as determined on the Closing Date plus (B) the proceeds of all Reinvestment Deferred Amounts with respect to Dispositions reinvested in the business of the Company and its Subsidiaries after the Closing Date; provided, that neither the Company nor any Subsidiary Guarantor shall make Dispositions under this clause (h), the proceeds of which are reinvested in Subsidiaries that are not Subsidiary Guarantors, with respect to property having an aggregate fair market value in excess of 30% of the Consolidated Total Assets of the Company as determined on the Closing Date;

(i) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary or the assets of any Foreign Subsidiary to the Company or a Subsidiary of the Company;

(j) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary or Joint Venture formed or organized under the laws of (i) the People’s Republic of China or (ii) any state, province, district or other subdivision thereof in each case to a Wholly Owned Subsidiary of the Company that is formed or organized under the laws of (A) either the People’s Republic of China or the United States or (B) any state, province, district or other subdivision of either such country;

(k) the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;

(l) the Disposition of property as an Investment made pursuant to Section 7.8(g) in any Joint Venture or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary;

(m) the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;

(n) the sale by the Company and its Subsidiaries (i) of instruments in the People’s Republic of China and (ii) bills of exchange of the Company and its Subsidiaries in Europe;

(o) sales of Cash Equivalents in the ordinary course of business;

(p) at the request of the Administrative Agent, the shares of any Foreign Subsidiary formed or organized under the laws of the Czech Republic may be transferred to any Wholly Owned Subsidiary to the extent necessary to pledge up to 65% of the voting capital stock of such Subsidiary under the laws of the Czech Republic pursuant to the Security Documents;

(q) the Disposition of the Hart County Facility from TAOC to the Hart County Industrial Building Authority, in connection with the Hart County Facility IDB Transaction;

(r) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Foreign Subsidiary that is a European holding company; and

(s) Dispositions of Company Stock.

Simultaneously with any transfer described in Section 7.5(i), (j) or (r) of this Agreement, the Lenders authorize the Administrative Agent to release the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed and authorize the Administrative Agent to take any action reasonably requested by the Company to effect such release.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

(b) so long as no Default shall have occurred and be continuing, the Company may purchase the Company’s common stock or common stock options from present or former officers or employees of the Company or its Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided that the aggregate amount of Restricted Payments under this paragraph (b) shall not exceed $1,000,000;

(c) the Company may make Restricted Payments if, after giving effect thereto, the pro forma Consolidated Leverage Ratio would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available) (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter). No Restricted Payment may be made pursuant to this paragraph (c) during a Default or Event of Default other than Restricted Payments required pursuant to contractual obligations to purchase Capital Stock or options of the Company or any Subsidiary from officers or employees or former officers or employees of the Company and its Subsidiaries;

(d) (i) the Company may make Restricted Payments in an aggregate amount not to exceed $150,000,000 in any fiscal year; and (ii) if, after giving effect to any Restricted Payment, the pro forma Consolidated Leverage Ratio would be less than 2.5 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available), then the Company may make Restricted Payments pursuant to this clause (d)(ii) in an aggregate amount after the Closing Date not to exceed the sum of $200,000,000 plus 50% of Consolidated Net Income accruing from the Closing Date minus the amount of any Investments made pursuant to Section 7.8(l) (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (d) for such Restricted Payment may no longer be satisfied thereafter); provided that the amount of Restricted Payments permitted under clause (i) or (ii) of this paragraph (d) for any period shall be reduced by the amount of any Restricted Payments made pursuant to paragraph (b) above in such period. No Restricted Payment may be made pursuant to this paragraph (d) during a Default or Event of Default other than Restricted Payments required pursuant to contractual obligations to purchase Capital Stock or options of the Company or any Subsidiary from officers or employees or former officers or employees of the Company and its Subsidiaries; and

(e) the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company.

7.7 [Intentionally Omitted]

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) (i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business with respect to other obligations that do not constitute Indebtedness;

(d) loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed $10,000,000 at any one time outstanding;

(e) Investments made by the Company or any of its Subsidiaries in the Company or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary (including indirect intercompany investments between Subsidiaries of the Company organized under the laws of the People’s Republic of China funded through local banks in reliance on cash collateral posted with such local banks by other such Chinese Subsidiaries);

(g) Investments in Joint Ventures and in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary in an aggregate amount not to exceed in any fiscal year the greater of (x) $125,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the immediately preceding fiscal year; provided, that (i) any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the next succeeding fiscal year only and (ii) in each fiscal year, amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts;

(h) Investments in existence on the Closing Date listed on Schedule 7.8(h), provided that no such Investment is increased except as permitted by the other provisions of this Section 7.8;

(i) each Finance Subsidiary may execute and deliver one or more subordinated promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the deferred purchase price of receivables sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;

(j) acquisitions as long as, after giving effect thereto, the Company would be in pro forma compliance with the covenants in Section 7.1 for the most recently ended fiscal quarter for which financial statements are available;

(k) Investments if, after giving effect thereto, the pro forma Consolidated Leverage Ratio would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available) (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter). No Investment may be made pursuant to this paragraph (k) during a Default or Event of Default;

(l) Investments if, after giving effect thereto, the pro forma Consolidated Leverage Ratio would be less than 2.5 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available), in an aggregate amount after the Closing Date not to exceed the sum of $200,000,000 plus 50% of Consolidated Net Income accruing from the Closing Date minus the amount of any Restricted Payments made pursuant to Section 7.6(d) (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (l) for such Investment may no longer be satisfied thereafter). No Investment may be made pursuant to this paragraph (l) during a Default or Event of Default;

(m) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o) Hedge Agreements entered into to hedge actual exposure and not for speculative purposes;

(p) deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations;

(q) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) $150,000,000 and (y) 3.5% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of Investment for which financial statements are available; and

(r) TAOC may consummate the Hart County Facility IDB Transaction.

Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

7.9 [Reserved].

7.10 Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any non-consolidated Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not a non-consolidated Affiliate.

7.11 Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary except for such transactions entered into after the date hereof as long as (i) the aggregate fair market value of the property sold in connection therewith does not exceed $200,000,000, the consideration for each such sale shall be cash, and such transactions are consummated on an arm’s length basis and the Net Cash Proceeds thereof are applied to prepay the Term Loans to the extent required by Section 2.13(b) or (ii) the transaction involves a lease with a term of one year or less following the related sale (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that all Permitted Sale/Leasebacks shall be Asset Sales and the Lenders hereby authorizing the Administrative Agent to release any Lien on or security interests in any such property created by the Loan Documents upon consummation of such Permitted Sale/Leasebacks). Notwithstanding anything to the contrary contained herein, any Permitted Sale/Leasebacks shall be deemed to be expressly permitted pursuant to each other provision of this Section 7 (other than Sections 7.1 and 7.10) that would otherwise be construed to prohibit or restrict such Permitted Sale/Leasebacks. In the event that the Company or a Subsidiary enters into an operating lease in connection with a Permitted Sale/Leaseback, then the Company shall deliver to the Administrative Agent promptly following the time it or a Subsidiary enters into such lease, a schedule setting forth the principal and interest (or equivalent) components of payments to be made under such lease as reasonably determined by the Company.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Foreign Subsidiaries) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing), (c) customary non-assignment provisions of any contract, (d) customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder.

7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.15 Optional Payments and Modifications of Unsecured Notes. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Unsecured Notes, or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Unsecured Notes or any Unsecured Note Agreement (other than any such amendment, modification, waiver or other change that (i) (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee or (ii) is not adverse to the Lenders). Notwithstanding the foregoing, as long as no Default has occurred and is continuing, the Company may purchase and cancel or redeem its Unsecured Notes (i) with the Net Cash Proceeds of Permitted Refinancing Indebtedness or with the Net Cash Proceeds of shares of common stock of the Company, in each case issued within 180 days prior to such purchase and cancellation or redemption, (ii) with the Net Cash Proceeds of the

Incremental Facilities or Indebtedness incurred under Section 7.2(n), (iii) with the proceeds of the Revolving Loans, (iv) with the cash generated by the operations of the Company and its Subsidiaries (and the Company shall concurrently with any purchase of Unsecured Notes under this clause (iv) deliver a certificate to the Administrative Agent setting forth a calculation of such cash generated by operations), (v) in an amount equal to the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date and (vi) in exchange for Permitted Refinancing Indebtedness or in exchange for shares of common stock of the Company, provided that the aggregate principal amount of Unsecured Notes purchased and cancelled or redeemed pursuant to clauses (iii), (iv) and (v) is capped as follows based on the pro forma Consolidated Leverage Ratio after giving effect to such purchase, cancellation or redemption (it being understood and agreed that any fee, premium or expense paid or payable in connection with such purchase, cancellation or redemption shall not be subject to or included within the calculation of such cap):

PF Consolidated Leverage Ratio	Aggregate Maximum Amount

> 3.25x	$20 million
> 3.0x	$100 million
> 2.5x	$225 million
<2.5x	No Cap

7.16 Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower nor any Subsidiary shall use, and shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to any Borrower’s knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 Special Purpose Finance Subsidiaries. Permit any Special Purpose Finance Subsidiary to engage in any business or activity other than (i) maintaining its corporate existence, (ii) the incurrence of Indebtedness the proceeds of which will be placed in escrow pending the use of such proceeds to effect transactions that, at the time such proceeds are released from escrow, are permitted hereunder, and (iii) activities incidental, ancillary or reasonably related to the businesses or activities described in clauses (i) and (ii) of this Section 7.17.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to any Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

(e) the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate $75,000,000 for the Company and its Subsidiaries; or

(f) (i) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby if the aggregate value of the affected Collateral is more than $10,000,000, except to the extent that such cessation results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Company; or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments thereof shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of each such Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower(s) (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan

Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) Each Lender hereby relieves the Administrative Agent, in such capacity, for the purposes described in paragraph (a) above (for the avoidance of doubt, including, but not limited to, the creation and release of any Collateral and the entering into and termination of any Security Document), from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. The Administrative Agent is authorized to delegate its powers of attorney (including the exemption from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender). A Lender which is barred from granting such exemption shall notify the Administrative Agent accordingly.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Documentation Agents and Syndication Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties, liabilities or responsibilities hereunder in their capacities as such. Without limiting the foregoing, none of the Documentation Agents nor the Syndication Agents shall have or be deemed to have a fiduciary relationship with any Lender.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or extend any L/C Participant’s interest in any Issuing Lender’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment with respect to any Lender, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders, or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend or modify any provision of Section 6.5 of the Guarantee and Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.19 in a manner that would alter the pro rata sharing of payments or Section 10.7(a) without the consent of each Lender directly and adversely affected thereby, or amend, modify or waive any other provision of Section 2.19 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the consent of the Majority Facility Lenders under each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.8 or 2.9 without the consent of each Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender; (x) add any currencies as Foreign Currencies under this Agreement in which a Lender is required to make Loans, in each case without the written consent of each Lender directly affected thereby; (xi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby; or (xii) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby (it being agreed that, with the consent of the Required Lenders, additional extensions of credit and tranches and increases in the amount of the Facilities may be added to this Agreement and may share in any payments, prepayments, Collateral and voting rights on a pro rata basis and corresponding amendments to the Loan Documents may be made; provided that the consent of the Required Lenders shall not be required in connection with any Incremental Facility). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon. Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and the other Loan Documents shall be restricted as set forth in Section 2.28(d).

(b) Notwithstanding anything to the contrary in this Agreement,

(i) if the Borrowers elect to extend the Revolving Termination Date, they may do so by providing written notice to the Administrative Agent; provided that

(A) no Revolving Lender shall be obligated to consent to such extension;

(B) such extension shall be effective with respect to a Revolving Lender only if consented to by such Revolving Lender; and

(C) no such extension shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, and, in connection therewith, this Agreement and the other Loan Documents may be amended from time to time with the consent of only the Majority Facility Lenders in respect of the Revolving Facility, the Issuing Lenders, the Administrative Agent and the Borrowers to the extent necessary to implement the provisions of this clause (i) (including to reflect the extension of the Revolving Termination Date); and

(ii) this Agreement may be amended with the written consent of only the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to the extent necessary to permit the refinancing replacement or modification of all outstanding Tranche A Term Loans (a “Refinanced Facility”) with a replacement term loan tranche (including a synthetic term loan tranche) (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Facility, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Facility, and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Facility at the time of such refinancing; and

(iii) this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrowers to the extent necessary in order to (A) evidence and implement the Incremental Facilities pursuant to Section 2.27 or (B) evidence and implement the designation or removal of Subsidiary Borrowers pursuant to Section 2.29.

(c) The Company shall be permitted to replace any Lender that has not consented to any amendment, modification, supplement or waiver of or to the Loan Documents requested by the Company (a “Requested Amendment”) which requires the consent of each Lender or each Lender affected thereby, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Requested Amendment has been consented to by the Required Lenders, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) each applicable Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that each applicable Borrower shall be obligated to pay the registration and processing fee referred to therein, except to the extent the replacement financial institution is already a Lender) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this paragraph (c), (vii) the replacement Lender shall consent to the Requested Amendment, (viii) until such time as such replacement shall be consummated, each applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, including pro rata payment and sharing provisions (but subject to clause (i) of the proviso clause in paragraph (a) of this Section 10.1), this Agreement may be amended with the consent of the Borrowers, the Administrative Agent and the Lenders consenting to any Extended Loans (as defined below) to extend the maturity of all or a portion of a particular Facility and in connection therewith make amendments to allow separate treatment thereunder with respect to Extended Loans and Loans and Commitments under such Facility that are not converted to Extended Loans; provided that such amendment is made in connection with the creation of a separate class of loans or commitments under such Facility through the conversion of certain existing Loans and Commitments of consenting Lenders under such Facility (any such Loans and Commitments that are so converted, “Extended Loans”) and to make any necessary amendments to implement the foregoing, including to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) and commitments with respect to such Extended Loans; provided, further that (A) each applicable Borrower offers such conversion to all Lenders holding Loans and Commitments under the applicable Facility on a pro rata basis based on the aggregate principal amount of Loans or Commitments in such Facility then outstanding, and (B) unless otherwise agreed by each applicable Borrower, the Administrative Agent and the Lenders holding Extended Loans, the Extended Loans shall be identical in all material respects to the existing Loans and Commitments under such Facility from which such Extended Loans are to be converted, except that (1) all or any of the scheduled amortization or mandatory payments of principal and payment at maturity of the Extended Loans may be delayed to later dates than the scheduled amortization or mandatory payments or principal and payment at maturity of the Loans under the Facility from which such Extended Loans are to be converted, (2) the Applicable Margins, letter of credit fees and commitment fees with respect to the Extended Loans may be different than the Applicable Margins, letter of credit fees and commitment fees for the Loans under the applicable Facility from which such Extended Loans are to be converted and may be increased and additional compensation, including, without limitation, upfront fees may be paid to Lenders converting their Loans and Commitments under such Facility into Extended Loans, (3) the available Interest Periods for the Extended Loans may be limited, (4) the Commitments and Loans of Lenders converting their Loans in such Facility into Extended Loans may be reduced or repaid, (5) usage of the Revolving Facility (or other revolving Facility) and participating interests in Letters of Credit and Swingline Loans may be allocated or reallocated between (or to either) Extended Loans and Loans and Commitments under the Revolving Facility (or other revolving Facility) that are not converted to Extended Loans, (6) the Commitments and Loans of Lenders that do not convert their Loans in such Facility into Extended Loans may be reduced or repaid prior to the reduction or repayment of the Extended Loans and (7) other covenants and terms may be added in respect of a Facility (x) that apply to any period after the latest final maturity of the Loans and Commitments under such Facility in effect immediately prior to the establishment of such Extended Loan or after approval thereof by the Required Lenders or (y) that are reasonably determined by each applicable Borrower and the Administrative Agent in order to facilitate transactions of the type contemplated by this paragraph (d).

(e) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(f) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended in order to create and implement a separate tranche of revolving commitments and revolving loans for borrowings in Chinese Renminbi (the “RMB Tranche”), on terms to be agreed among the Borrowers, the Administrative Agent and such Lenders (including any banks and other financial institutions or entities that may become parties to this Agreement in connection therewith, other than any Ineligible Institutions) providing the RMB Tranche (the “RMB Lenders”), with only the consent of the Borrowers, the Administrative Agent and such RMB Lenders. It is understood and agreed that (i) the RMB Tranche shall not cause the Total Revolving Commitments (as amended to include the RMB Tranche) to exceed the amount of the Total Revolving Commitments in effect immediately prior to the creation of the RMB Tranche, except pursuant to a transaction permitted pursuant to Section 2.27 at such time and (ii) no Lender will be required to participate in the RMB Tranche.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the other Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any other Borrower:	Tenneco Inc. 500 North Field Drive Lake Forest, IL 60045
Attention: VP, Finance Telecopy: 847-482-5125 Telephone: 847-482-5000

with a copy to:	Tenneco Inc. 500 North Field Drive Lake Forest, IL 60045
Attention: General Counsel
Telecopy: 847-482-5940
Telephone: 847-482-5000

The Administrative Agent:	383 Madison Avenue, 24th Floor New York, New York 10179 Attention: Gene R. Riego de Dios
Telecopy: 212-270-5100 Telephone: 212-270-2348

Or, in the case of U.K. Swingline Loans:

J.P. Morgan Europe Limited, Floor 6, 25 Bank Street, Canary Wharf, London, E14 5JP
Attention: Loan and Agency
Email: loan_and_agency_london@jpmorgan.com
Fax: +44 (0) 20 7777 2360

with a copy to:	Loan and Agency Services Group
500 Stanton Christiana Road, NCC5, Floor 1
Newark, DE, 19713-2107, United States
Attention: Joe Aftanis
Telecopy: 201-639-5215
Telephone: 302-552-0847

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and each Issuing Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent and their respective affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or any of the Properties and (x) the reasonable fees and expenses of one firm of legal counsel for all Indemnitees, taken as a whole, (y) if reasonably necessary, a single local counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction and (z) solely in the case of an actual or potential conflict of interest, one additional counsel in each jurisdiction for each group of similarly situated affected Indemnitees, taken as a whole, in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s controlled Affiliates or any of its or their respective officers, directors, employees, agents or advisors (which, in the case of such agents or advisors are acting at the express direction of such Indemnitee), (ii) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) relate to any proceeding that does not involve an act or omission of any Borrower or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee, other than claims against an Indemnitee in its capacity, or in fulfilling its role, as an agent or arranger or any other similar role under the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of the Borrowers under this Section 10.5 in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees. All amounts due under this Section 10.5 shall be payable promptly after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

(b) Any Lender may, without the consent of any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the Issuing Lenders, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 (subject to the requirements and limitations in Section 2.21) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.23 and 2.24 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.20 or 2.21 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) any of the Company and its Subsidiaries and Affiliates.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Lender Affiliate or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 in the case of Revolving Commitments or $1,000,000 in the case of Tranche A Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) after giving effect to any such assignment, such Lender and its affiliates (including any Lender Affiliates) shall retain Commitments and Term Loans in an aggregate principal amount of at least $5,000,000 in the case of Revolving Commitments and $1,000,000 in the case of Tranche A Term Loans (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility), in each case unless otherwise agreed by the applicable Borrower(s) and the Administrative Agent, (iii) no Lender may

assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, the Borrowers, each Issuing Lender and each Swingline Lender (not to be unreasonably withheld or delayed) and (iv) each Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within five Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs when an Event of Default pursuant to Sections 8(a) or 8(f) shall have occurred and be continuing with respect to any Borrower.

(d) Notwithstanding anything to the contrary contained herein, any Lender which is a bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the applicable Borrower(s) all or any part of any Loan which such Granting Bank would otherwise be obligated to make to such Borrower(s) pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation hereunder (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive termination of this Agreement) that in the event of any such grant by a Granting Bank to an SPC of the option to provide to the applicable Borrower(s) all or any part of its Loan, (i) such Granting Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged and such Granting Bank shall remain solely responsible for the performance of such obligations under this Agreement and the other Loan Documents, (ii) such Granting Bank shall remain the holder of such Loan for all purposes under this Agreement and the other Loan Documents and nothing contained in this Section 10.6(d) is intended to excuse the Granting Bank from the full performance of its obligations hereunder and thereunder or otherwise diminish the duties and liabilities of the Granting Bank under this Agreement or the other Loan Documents (other than it being understood that any payment obligation on the part of such Granting Bank to make a Loan hereunder shall, if such Loan is made by any SPC, be deemed to have been satisfied upon the making of such Loan by such SPC), (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Granting Bank in connection with such Granting Bank’s rights and obligations under this Agreement and the other Loan Documents, (iv) in no event shall any SPC have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, or be included in any determination of the Required Lenders or the Majority Facility Lenders hereunder for any purpose, (v) prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.6(d), any SPC may (X) with notice to, but without prior written consent of, the Borrowers and the Administrative Agent (subject, however, to the approval of the financial institution as set forth below), assign all or a portion of its interests in any Loan to the Granting Bank or to a financial institution (previously approved in writing by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Loans and (Y) subject to Section 10.15 hereof, disclose on a confidential basis any non-public information relating to its Loans to any rating agency as specifically provided for in Section 10.15 hereof. This Section 10.6 may not be amended without the prior written consent of the SPC, the Borrowers and the Administrative Agent.

(e) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrowers and which shall be paid once in connection with simultaneous assignments for a Lender and its affiliates (including any Lender Affiliates) if any), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(g) The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.

(i) Each applicable Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

10.7 Adjustments; Set-off. (a) Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility or (ii) a payment is made in respect of Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount owing by a Borrower hereunder becoming due and payable (whether at the stated maturity, by acceleration or otherwise) and remaining unpaid past any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of such Borrower, as the case may be. Each Lender agrees promptly to notify each applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.

(a) Each Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(b) Upon any Subsidiary becoming a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Company or an agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section and agrees promptly to appoint a successor New York Process Agent in the City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in the Joinder Agreement (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each Foreign Subsidiary Borrower hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each Foreign Subsidiary Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in the Joinder Agreement. Each Foreign Subsidiary Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.13 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements and contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) The Administrative Agent and the Lenders agree that Liens on assets of the Loan Parties created by the Loan Documents will be terminated and released upon the transfer of such assets to a Foreign Subsidiary (other than a Foreign Subsidiary Borrower or Foreign Guarantor) pursuant to Section 7.5(r). The Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Company to effect any termination or release described in this paragraph (c).

(d) The Lenders authorize the Administrative Agent to take action reasonably requested by the Borrower in order to release and terminate the Mortgages with respect to the Excluded Real Properties.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any affiliate of any Lender or any Lender Affiliate, (b) to any pledgee referred to in Section 10.6(h) or any Transferee or prospective Transferee that agrees to comply with the provisions of this Section or the provisions of another agreement having comparable confidentiality provisions, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) to a credit insurer or (m) if agreed by the Company in its sole discretion, to any other Person. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Effect of Amendment and Restatement of the Existing Credit Agreement.

(a) This Agreement shall be deemed to be an amendment to and restatement of the Existing Credit Agreement and the Existing Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects. All extensions of credit under the Existing Credit Agreement on the Closing Date shall remain outstanding following the Closing Date as specified in Sections 2.26 and 3.1(c) and shall be continued under this Agreement, as amended in the manner set forth herein. All references to the Existing Credit Agreement in any other agreement or document shall, on and after the Closing Date, be deemed to refer to the Existing Credit Agreement as amended and restated hereby. Each Borrower agrees, acknowledges and affirms that (i) each of the Security Documents to which it is a party shall remain in full force and effect and shall constitute security for all extensions of credit pursuant to the Existing Credit Agreement as amended and restated hereby and (ii) any reference to the Existing Credit Agreement appearing in any such Security Document shall on and after the Closing Date be deemed to refer to the Existing Credit Agreement as amended and restated hereby.

(b) On the Closing Date, each of the lenders party to the Existing Credit Agreement and not continuing as a Lender hereunder hereby agrees that, upon its acceptance of the outstanding amounts owed to it under the Existing Credit Agreement on the Closing Date, such lender shall have consented to the amendment and restatement of the Existing Credit Agreement as provided herein, the redesignation of certain Loans and Commitments (each as defined in the Existing Credit Agreement) set forth in Sections 2.26 and 3.1(c) hereof and the assignment of the Loans and all other rights under the Existing Credit Agreement to the extent necessary to give effect to such redesignation set forth in Sections 2.26 and 3.1(c). For the avoidance of doubt, each of the lenders party to the Existing Credit Agreement and not continuing as a Lender hereunder shall be replaced in accordance with Section 10.1(c) pursuant to such procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to such replaced Lender of the amounts required to be paid to it pursuant to Section 10.1(c).

10.18 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act.

10.19 No Fiduciary Duty. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the

Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.

10.20 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.

10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.22 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including, upon any Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company and the Subsidiary Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company and the Subsidiary Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company and the Subsidiary Borrowers contained in this Section 10.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.23 Separate Obligations. For the avoidance of doubt, the Administrative Agent, each Issuing Lender, each Lender and each Loan Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of the Domestic Loan Parties, and the Obligations of the Foreign Loan Parties shall be expressly limited to the Obligations of the Foreign Subsidiary Borrowers and Foreign Guarantors (the “Foreign Obligations”). In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of any Foreign Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from and not joint with the Obligations of the Domestic Loan Parties (the “Domestic Obligations”); the Foreign Loan Parties shall not guarantee the Domestic Obligations (including, for the avoidance of doubt, any guarantees by the Domestic Loan Parties of the Foreign Obligations); and the Collateral of the

Foreign Loan Parties shall not secure or be applied in satisfaction, by way of payment, prepayment, or otherwise, of all or any portion of the Domestic Obligations (including, for the avoidance of doubt, any guarantees by the Domestic Credit Parties of the Foreign Obligations). Notwithstanding the above, the Domestic Loan Parties shall guarantee the payment and performance of the Foreign Obligations, and the Collateral of the Domestic Loan Parties shall secure such guarantees, in each case as set forth in and in accordance with the applicable Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TENNECO INC.

By:	/s/ Paul D. Novas
	Name:	Paul D. Novas
	Title:	Vice President, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:	/s/ Paul D. Novas
	Name:	Paul D. Novas
	Title:	Vice President, Finance

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Executive Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian Lukehart
Name: Brian Lukehart
Title: Director

Barclays Bank PLC, as a Lender

By:	/s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Assistant Vice President

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Charles W. Reed
Name: Charles W. Reed
Title: Managing Director

Citibank, N.A., as a Lender

By:	/s/ Andrew Padovano
Name: Andrew Padovano
Title: Managing Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

The Bank of Tokyo Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Kim Snyder
Name: Kim Snyder
Title: Director

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Roger Eric Searls
Name: Roger Eric Searls
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kristin Lenda
Name: Kristin Lenda
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Canadian Imperial Bank of Commerce, New York Branch, as a Lender

By:	/s/ Robert Robin
Name: Robert Robin
Title: Authorized Signatory

By:	/s/ Zhen Ma
Name: Zhen Ma
Title: Authorized Signatory

Commerzbank AG, New York Branch, as a Lender

By:	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

By:	/s/ Tak Cheng
Name: Tak Cheng
Title: Assistant Vice President

Mizuho Bank, Ltd., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

HSBC Bank USA, N.A., as a Lender

By:	/s/ Andrew H. Horn
Name: Andrew H. Horn
Title: Director

CAPITAL ONE, N.A., as a Lender

By:	/s/ Tim Miller
Name: Tim Miller
Title: Vice President

KBC Bank N.V., as a Lender

By:	/s/ Nicholas Fiore
Name: Nicholas Fiore
Title: Director

By:	/s/ Thomas R. Lalli
Name: Thomas R. Lalli
Title: Managing Director

Fifth Third Bank, as a Lender

By:	/s/ Kurt Marsan
Name: Kurt Marsan
Title: Vice President

Citizens Bank, N.A., as a Lender

By:	/s/ Stephen Keelty
Name: Stephen Keelty
Title: Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Matthias Wong
Name: Matthias Wong
Title: Director

TD Bank, N.A., as a Lender

By:	/s/ Mark Hogan
Name: Mark Hogan
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Mark Zobel
Name: Mark Zobel
Title: Vice President

The Northern Trust Company, as a Lender

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

Associated Bank, N.A., as a Lender

By:	/s/ Adam Lutostanski
Name: Adam Lutostanski
Title: Senior Vice President

Comerica Bank, as a Lender

By:	/s/ Eric Hendrickson
Name: Eric Hendrickson
Title: Relationship Manager

First Bank of Highland Park, as a Lender

By:	/s/ Sara DeKuiper
Name: Sara DeKuiper
Title: Senior Vice President

DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch, as a Lender

By:	/s/ Paul Fitzpatrick
Name: Paul Fitzpatrick
Title: SVP

By:	/s/ Jasmin Lorenz
Name: Jasmin Lorenz
Title: AVP

ICICI Bank Limited New York Branch, as a Lender

By:	/s/ Jennifer Lotito
Name: Jennifer Lotito
Title: Chief Compliance Officer

Annex A

PRICING GRID FOR REVOLVING FACILITY (INCLUDING SWINGLINE LOANS) AND

TRANCHE A TERM FACILITY

Level	Consolidated Net Leverage Ratio	Applicable Margin for Eurodollar Loans or Overnight LIBOR Loans	Applicable Margin for ABR Loans	Commitment Fee Rate

I	Greater than or equal to 2.50 to 1.0	2.00%	1.00%	0.30%

II	Less than 2.50 to 1.0 and greater than or equal to 1.50 to 1.0	1.75%	0.75%	0.25%

III	Less than 1.50 to 1.0	1.50%	0.50%	0.20%

Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche A Term Loans or the Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Net Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.50 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Net Leverage Ratio shall for the purposes of this definition be deemed to be greater than 2.50 to 1.0. Each determination of the Consolidated Net Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of clause (a) of the definition thereof, as at the end of) the period of four consecutive fiscal quarters of the Company ending at the end of the period covered by the relevant financial statements.

SCHEDULE 1.1A

COMMITMENTS

Name of Lender	Revolving Commitment	Tranche A Term Loan Commitment	Total
JPMorgan Chase Bank, N.A.	$96,000,000.00	$24,833,333.33	$120,833,333.33
Bank of America, N.A.	$96,000,000.00	$24,833,333.33	$120,833,333.33
Barclays Bank PLC	$96,000,000.00	$24,833,333.33	$120,833,333.33
Wells Fargo Bank, N.A.	$96,000,000.00	$24,833,333.33	$120,833,333.33
Citibank, N.A.	$96,000,000.00	$24,833,333.33	$120,833,333.33
Morgan Stanley MUFG Loan Partners, LLC	$96,000,000.00	$24,833,333.33	$120,833,333.33
The Bank of Nova Scotia	$60,000,000.00	$15,000,000.00	$75,000,000.00
Branch Banking & Trust Company	$60,000,000.00	$15,000,000.00	$75,000,000.00
PNC Bank, National Association	$60,000,000.00	$15,000,000.00	$75,000,000.00
U.S. Bank National Association	$60,000,000.00	$15,000,000.00	$75,000,000.00
Sumitomo Mitsui Banking Corporation	$60,000,000.00	$15,000,000.00	$75,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$60,000,000.00	$15,000,000.00	$75,000,000.00
Commerzbank AG, New York and Grand Cayman Branches	$60,000,000.00	$15,000,000.00	$75,000,000.00
Mizuho Bank, Ltd.	$60,000,000.00	$15,000,000.00	$75,000,000.00
HSBC Bank USA, N.A.	$60,000,000.00	$15,000,000.00	$75,000,000.00
Capital One Business Credit Corp.	$60,000,000.00	$15,000,000.00	$75,000,000.00
KBC Bank N.V.	$60,000,000.00	$15,000,000.00	$75,000,000.00
Fifth Third Bank	$60,000,000.00	$15,000,000.00	$75,000,000.00
Citizens Bank, N.A.	$60,000,000.00	$15,000,000.00	$75,000,000.00
Royal Bank of Canada	$48,000,000.00	$12,000,000.00	$60,000,000.00
TD Bank, N.A.	$40,000,000.00	$10,000,000.00	$50,000,000.00
The Huntington National Bank	$32,000,000.00	$8,000,000.00	$40,000,000.00
The Northern Trust Company	$24,000,000.00	$6,000,000.00	$30,000,000.00
Associated Bank, N.A.	$24,000,000.00	$6,000,000.00	$30,000,000.00
Comerica Bank	$20,000,000.00	$5,000,000.00	$25,000,000.00
First Bank of Highland Park	$20,000,000.00	$5,000,000.00	$25,000,000.00
DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch	$16,000,000.00	$4,000,000.00	$20,000,000.00
ICICI Bank Limited New York Branch	$20,000,000.00	—	$20,000,000.00

Total	$1,600,000,000.00	$400,000,000.00	$2,000,000,000.00

Issuing Lender	L/C Commitment
JPMorgan Chase Bank, N.A.	$33,750,000.00
Bank of America, N.A.	$33,250,000.00
Barclays Bank PLC	$33,250,000.00
Citibank, N.A.	$33,250,000.00
Wells Fargo Bank, N.A.	$33,250,000.00
Morgan Stanley Bank, N.A.	$16,625,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$16,625,000.00

Total	$200,000,000.00

Administrative Agent: JPMorgan Chase Bank, N.A.

Syndication Agents: Bank of America, N.A., Barclays Bank PLC and Wells Fargo Bank, N.A.

Documentation Agents: Citibank, N.A. and Morgan Stanley MUFG Loan Partners, LLC

Joint Lead Arrangers and Joint Bookrunners: JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, N.A.

SCHEDULE 1.1B

MORTGAGED PROPERTY

	PROPERTY LOCATION	MORTGAGE

1.	1601 Highway 49B North Paragould, Arkansas 72450	Mortgage, Security Agreement and Assignment of Leases and Rents (Including Future Advances) from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Book 0478 Page 0265.

2.	2000 Bolton St. Paragould, Arkansas 72450	Mortgage, Security Agreement and Assignment of Leases and Rents (Including Future Advances) from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Book 0478 Page 0265.

3.	503 Weatherhead Street Angola, Indiana 46703	Mortgage, Security Agreement and Assignment of Leases and Rents from The Pullman Company, as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded as Document No. 99-11-0309.

4.	4825 Hoffman Street Elkhart, Indiana 46516	Mortgage, Security Agreement and Assignment of Leases and Rents from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.) and successor to Walker Manufacturing Company, formerly a division of Tenneco Automotive Inc., as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded as Document No. 99-38117.

5.	3901 Willis Road Grass Lake, Michigan 49240	Mortgage from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Ledger 1617 Page 1136.

6.	2701 N. Dettman Road Jackson, Michigan 49201	Mortgage from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Ledger 1617 Page 1136.

7.	1 International Drive Monroe, Michigan 48161	Mortgage from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Liber 1859, Page 542.

8.	11800 State Route 424 Napoleon, Ohio 43545	Open-End Mortgage, Security Agreement and Assignment of Leases and Rents from The Pullman Company, as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded in Volume 60 Page 1066-1094.

9.	33 Lockwood Road Milan, Ohio 44846	Open-End Mortgage, Security Agreement and Assignment of Leases and Rents from The Pullman Company, as Mortgagor to The Chase Manhattan Bank, as Mortgagee dated November 4, 1999 and recorded as Instrument No. RN9916996.

10.	3160 Abbott Lane Harrisonburg, Virginia 22801	Deed of Trust from Tenneco Automotive Operating Company Inc. (fka Tenneco Automotive Inc.), as Grantor to M. Steven Weaver, as Trustee for the use and benefit of The Chase Manhattan Bank, as Beneficiary dated November 4, 1999 and recorded in Book 1751 Page 254.

11.	645 E. Broad St. Smithville, TN 37166	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Tenneco Automotive Operating Company Inc. to Tennessee Valley Title Insurance Co., as trustee for the use and benefit of JPMorgan Chase Bank, N.A., dated December 31, 2006 and recorded March 9, 2007 in Record Book 260, Page 622.

SCHEDULE 1.1C

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 4.1

MATERIAL OBLIGATIONS

None.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 4.15

SUBSIDIARIES

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
1.	Armstrong Properties Pty. Ltd.	100%	South Africa
2.	Autopartes Walker, S. de R.L. de C.V.	100%	Mexico
3.	CED’S Inc.	100%	Illinois
4.	Clevite Industries Inc.	100%	Delaware
5.	Fric-Rot S.A.I.C.	99.85%	Argentina
6.	Gillet Exhaust Manufacturing Limited	100%	United Kingdom
7.	Gillet Pressings Cardiff Limited	100%	United Kingdom
8.	J.W. Hartley (Motor Trade) Limited	100%	United Kingdom
9.	Kinetic Pty. Ltd.	99.5%	Australia
10.	Maco Inversiones S.A.	99.999983%	Argentina
11.	McPherson Strut Company LLC	100%	Delaware
12.	Monroe Amortisor Imalat Ve Ticaret Anonim Sirketi	99.85%	Turkey
13.	Monroe Australia Pty. Limited	100%	Australia
14.	Monroe Czechia s.r.o.	100%	Czech Republic
15.	Monroe Manufacturing (Pty.) Ltd.	100%	South Africa
16.	Monroe Mexico, S. de R.L. de C.V.	100%	Mexico
17.	Monroe Holding, S. de R.L. de C.V.	100%	Mexico
18.	Monroe Packaging BVBA	100%	Belgium
19.	Monroe Springs (Australia) Pty. Ltd.	100%	Australia
20.	Monroe Springs (New Zealand) Limited	100%	New Zealand
21.	Montagewerk Abgastechnik Emden GmbH	50%	Germany
22.	Precision Modular Assembly Corp.	100%	Delaware
23.	Proveedora Walker S. de R.L. de C.V.	100%	Mexico
24.	Pullman Standard Inc.	100%	Delaware
25.	Shanghai Tenneco Exhaust System Co., Ltd.	55%	China
26.	TA (Australia) Group Pty. Ltd.	100%	Australia
27.	Tenneco Asheville Inc.	100%	Delaware
28.	Tenneco Asia Inc.	100%	Delaware
29.	Tenneco Automotive Brasil Ltda.	99.99%	Brazil
30.	Tenneco Automotive Deutschland GmbH	100%	Germany
31.	Tenneco Automotive Eastern Europe Sp. z.o.o.	100%	Poland
32.	Tenneco Automotive Europe BVBA	100%	Belgium
33.	Tenneco Automotive Europe Coordination Center BVBA	100%	Belgium
34.	Tenneco Automotive Foreign Sales Corporation Limited	100%	Jamaica
35.	Tenneco Automotive France S.A.S.	100%	France
36.	Tenneco Automotive Holdings South Africa Pty. Ltd.	74.9%	South Africa
37.	Tenneco Automotive Iberica, S.A.	100%	Spain

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
38.	Tenneco Automotive Inc. Nevada	100%	Nevada
39.	Tenneco Automotive India Private Limited	100%	India
40.	Tenneco Automotive Italia S.r.l.	100%	Italy
41.	Tenneco Automotive Nederland B.V.	100%	Netherlands
42.	Tenneco Automotive Operating Company Inc.	100%	Delaware
43.	Tenneco Automotive Polska Sp. z.o.o.	100%	Poland
44.	Tenneco Automotive Port Elizabeth (Proprietary) Limited	100%	South Africa
45.	Tenneco Automotive Portugal — Componentes Para Automovel, Unipessoal, LDA.	100%	Portugal
46.	Tenneco Automotive Romania S.r.l.	100%	Romania
47.	Tenneco Automotive RSA Company	100%	Delaware
48.	Tenneco Automotive Second RSA Company	100%	Delaware
49.	Tenneco Automotive Services Societe Par Actions Simplifiee	100%	France
50.	Tenneco Automotive Servicios Mexico, S. de R.L. de C.V.	100%	Mexico
51.	Tenneco Automotive (Thailand) Limited	99.6%	Thailand
52.	Tenneco Automotive Trading Company	100%	Delaware
53.	Tenneco Automotive UK Limited	100%	United Kingdom
54.	Tenneco Automotive Volga LLC	100%	Russia
55.	Tenneco Automotive Walker Inc.	100%	Delaware
56.	Tenneco (Beijing) Exhaust System Co., Ltd.	51%	China
57.	Tenneco (Beijing) Ride Control System Co., Ltd.	65%	China
58.	Tenneco Brake, Inc.	100%	Delaware
59.	Tenneco Brazil Ltda.	99.9%	Brazil
60.	Tenneco Canada Inc.	100%	Canada
61.	Tenneco (China) Co., Ltd. f/k/a Tenneco Automotive China Company (Shanghai) Ltd.	100%	China
62.	Tenneco (Dalian) Exhaust System Co. Ltd. f/k/a Tenneco Tongtai (Dalian) Exhaust System Co., Ltd.	100%	China
63.	Tenneco Deutschland Holdinggesellschaft mbH	100%	Germany
64.	Tenneco Eastern European Holdings S.a.r.l.	100%	Luxembourg
65.	Tenneco-Eberspaecher (Dalian) Exhaust System Co., Ltd.	55%	China
66.	Tenneco Eberspaecher (Beijing) Exhaust System Co. Ltd.	100%	China
67.	Tenneco Emission Control (Pty) Ltd f/k/a Gillet Exhaust Technologie	100%	South Africa

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
68.	Tenneco Etain Societe Par Actions Simplifiee f/k/a Gillet Tubes Technologies S.A.S.	100%	France
69.	Tenneco Europe Limited	100%	Delaware
70.	Qingdao Tenneco FAWSN Automobile Parts Co., Ltd.	100%	China
71.	Tenneco FAWSN (Foshan) Automobile Parts Co., Ltd.	100%	China
72.	Tenneco FAWSN (Changchun) Automobile Parts Co., Ltd. f/k/a Tenneco FAW Sihuan (Changchun) Automobile Parts Co., Ltd.	51%	China
73.	Tenneco FAWSN (Tianjin) Automobile Parts Co., Ltd.	100%	China
74.	Tenneco Fusheng (Chengdu) Automobile Parts Co., Ltd. f/k/a Chengdu Tenneco Tongtai Exhaust System Co., Ltd.	55%	China
75.	Tenneco Global Holdings Inc.	100%	Delaware
76.	Tenneco GmbH f/k/a Heinrich Gillet GmbH	100%	Germany
77.	Tenneco (Guangzhou) Co., Ltd.	100%	China
78.	Tenneco Holdings Danmark ApS	100%	Denmark
79.	Tenneco Hong Kong Holdings Limited	100%	Hong Kong
80.	Tenneco Hungary Korlatolt Felelossegu Tarsasag	100%	Hungary
81.	Tenneco Innovacion S.L.	100%	Spain
82.	Tenneco International Holding Corp.	100%	Delaware
83.	Tenneco International Luxembourg S.a.r.l.	100%	Luxembourg
84.	Tenneco International Manufacturing S.a.r.l.	100%	Luxembourg
85.	Tenneco Japan Ltd. f/k/a Tenneco Automotive Japan Ltd.	100%	Japan
86.	Tenneco Korea Limited	100%	Korea
87.	Tenneco Lingchuan (Chongqing) Exhaust System Co., Ltd.	60%	China
88.	Tenneco Management (Europe) Limited	100%	United Kingdom
89.	Tenneco (TM Asia) Ltd.	100%	Taiwan
90.	Tenneco (TM Belgium) BVBA	100%	Belgium
91.	Tenneco (MSCan) Operations Inc.	100%	Canada (BC)
92.	Tenneco (MUSA)	100%	California
93.	Tenneco Mauritius China Holdings Ltd.	100%	Mauritius
94.	Tenneco Mauritius Holdings Limited	100%	Mauritius
95.	Tenneco (Mauritius) Limited	100%	Mauritius
96.	Tenneco Mexico, S. de R.L. de C.V.	100%	Mexico
97.	Tenneco Ride Control South Africa (Pty) Ltd. f/k/a Armstrong Hydraulics South Africa (Pty.) Ltd.	100%	South Africa
98.	Tenneco Silesia spolka z ograniczona odpowiedzialnoscia	100%	Poland
99.	Tenneco (Suzhou) Co., Ltd.	100%	China

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
100.	Tenneco (Suzhou) Emission System Co., Ltd.	100%	China
101.	Tenneco (Suzhou) Ride Control Co., Ltd.	100%	China
102.	Tenneco Sverige AB f/k/a Tenneco Automotive Sverige AB	100%	Sweden
103.	Tenneco Walker (Tianjin) Exhaust System Co. Ltd.	100%	China
104.	Tenneco-Walker (U.K.) Limited	100%	United Kingdom
105.	Tenneco Zwickau GmbH f/k/a Gillet-Abgassysteme Zwickau GmbH	100%	Germany
106.	The Pullman Company	100%	Delaware
107.	The Tenneco Automotive (UK) Pension Scheme Trustee Limited	100%	United Kingdom
108.	Thompson and Stammers (Dunmow) Number 6 Limited	100%	United Kingdom
109.	Thompson and Stammers (Dunmow) Number 7 Limited	100%	United Kingdom
110.	TM.com S.r.l. in liquidazione	100%	Italy
111.	TM S.r.l. in liquidazione	100%	Italy
112.	TMC Texas Inc.	100%	Delaware
113.	Walker Australia Pty. Limited	100%	Australia
114.	Walker Danmark ApS	100%	Denmark
115.	Walker Electronic Silencing, Inc.	100%	Delaware
116.	Walker Europe, Inc.	100%	Delaware
117.	Walker Exhaust (Thailand) Company Limited	99.9%	Thailand
118.	Walker Gillet (Europe) GmbH	100%	Germany
119.	Walker Limited	100%	United Kingdom
120.	Walker Manufacturing Company	100%	Delaware
121.	Walker UK Ltd	100%	United Kingdom
122.	Wimetal Societe Par Actions Simplifiee	100%	France

SCHEDULE 4.19(a)

FINANCING STATEMENTS / FILING OFFICES

GRANTOR	FILING OFFICE
Tenneco Inc.	Delaware
Tenneco Automotive Operating Company Inc.	Delaware
Tenneco International Holding Corp.	Delaware
The Pullman Company	Delaware
Tenneco Global Holdings Inc.	Delaware
Clevite Industries Inc.	Delaware
TMC Texas Inc.	Delaware

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

1.	Facility:	Paragould, Arkansas
	Address:	1601 Highway 49B North Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

2.	Facility:	Paragould, Arkansas
	Address:	2000 Bolton St. Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

3.	Facility:	Angola, Indiana
	Address:	503 Weatherhead St. Angola, Indiana 46703
	County Situated In:	Stueben
	Owned by:	The Pullman Company

4.	Facility:	Elkhart, Indiana
	Address:	4825 Hoffman St. Elkhart, Indiana 46516
	County Situated In:	Elkhart
	Owned by:	Tenneco Automotive Operating Company Inc.

5.	Facility:	Grass Lake, Michigan
	Address:	3901 Willis Road Grass Lake, Michigan 49240
	County Situated In:	Jackson
	Owned by:	Tenneco Automotive Operating Company Inc.

6.	Facility:	Jackson, Michigan
	Address:	2701 N. Dettman Road Jackson, Michigan 49201
	County Situated In:	Jackson
	Owned by:	Tenneco Automotive Operating Company Inc.

7.	Facility:	Monroe, Michigan
	Address:	1 International Drive Monroe, Michigan 48161
	County Situated In:	Monroe
	Owned by:	Tenneco Automotive Operating Company Inc.

8.	Facility:	Milan, Ohio
	Address:	33 Lockwood Road Milan, Ohio 44846
	County Situated In:	Ashland
	Owned by:	The Pullman Company

9.	Facility:	Napoleon, Ohio
	Address:	11800 State Route 424 Napoleon, Ohio 43545
	County Situated In:	Henry
	Owned by:	The Pullman Company

10.	Facility:	Harrisonburg, Virginia
	Address:	3160 Abbott Lane Harrisonburg, Virginia 22801
	County Situated In:	Rockingham
	Owned by:	Tenneco Automotive Operating Company Inc.

11.	Facility:	Smithville, Tennessee
	Address:	645 East Broad Street Smithville, TN 37166
	County Situated In:	DeKalb
	Owned by:	Tenneco Automotive Operating Company Inc.

SCHEDULE 7.2(d)

(DOMESTIC INDEBTEDNESS)

Guarantees by Tenneco Inc. of Indebtedness of Foreign Subsidiaries incurred up to limits and under facilities (or extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) listed on Schedule 7.2(d) (Foreign Indebtedness).

Daylight overdraft by Tenneco Automotive Trading Company with Citibank, with a limit of up to $400,000.00.

Tenneco Inc. & Tenneco Automotive Operating Company Inc.

Guarantee Summary

(as of the Closing Date)

Type	Amount		Origination Date	Termination / Expiry Date	Guarantor	Beneficiary	Purpose
Guarantee		$1,500,000	08/01/97		Tenneco Inc.	Mabeck Co	Lease on Lake Forest Building
Guarantee			04/06/04		Tenneco Inc.	Fraccionadora Industrial	Operating Lease on Reynosa Building
Guarantee			04/22/97		Tenneco Inc.	CWB Ltd Partnership III	Lease on Ligonier Building
Guarantee		$93,500	09/30/99		Tenneco Inc.	Virginia Dept of Environ. Quality	Environmental Cleanup
Guarantee			11/01/11	10/31/16	Tenneco Inc.	BW & V Martin Properties Pty. Ltd.	Lease on Walker Australia Building
Guarantee		$1,214,168	01/01/12	04/30/23	Tenneco Inc.	Pactiv LLC	Guarantees TAOCI’s obligations under the Sublease of the Lincolnshire Land and Building
Guarantee			10/24/11	None	Tenneco Automotive Operating Company Inc.	GE Canada Leasing Service Co.	Tenneco Canada Inc. Operating Leases with GE
Guarantee	EUR	14,096.05	12/03/14	-	Tenneco Inc.	Amministrazione Finanziaria - Agenzia delle Entrare - Direzione Provinciale Di Bologna	Guarantees repayment of a VAT refund in the event it is determined on audit that it was not due.
Guaranty			03/31/2017		Tenneco Inc.	CIBanco, S.A.	Guaranty Autopartes Walker, S. de R.L. de C.V. obligations under a lease agreement.
Guaranty			08/11/2016		Tenneco Inc.	FINSA III Puebla, S. de RL. de C.V.	Guaranty Autopartes Walker, S. de R.L. de C.V. obligations under a lease agreement.

Tenneco Inc. & Tenneco Automotive Operating Company Inc.

Summary of Letters of Credit

Issuer	Issue Date	LOC#	Status	Evergreen YES / NO	Final Expiration Date	Cancellation Notice in Days	For the Account Of	Beneficiary	Purpose	Category	$ Amount
CIBC	8/18/15	SBGT- 757788	Auto Renewal – July 22, 2017	Yes	Evergreen	30	Tenneco Inc.	Tamauligas S.A. de C.V.	Supports the Natural Gas Supply Contract for Celaya	Other	$29,314.61
CIBC	7/22/15	SBGT- 757789	Auto Renewal – July 22, 2017	Yes	Evergreen	120	Tenneco Inc.	Commerzbank	Tenneco Deutschland Old Age Part-Time Employee Liability	Other	$3,230,321.96
CIBC	7/22/15	SBGT- 757785	Auto Renewal – July 22, 2017	Yes	Evergreen	30	Tenneco Inc.	Ohio Bureau of Workers’ Compensation	Supports Ohio Self-Insurance Authority for Pre 1/1/87 Claims	Insurance	$35,000.00
CIBC	7/21/15	SBGT- 757784	Auto Renewal – July 22, 2017	Yes	Evergreen	30	Tenneco Inc.	Ohio Bureau of Workers’ Compensation	Supports Ohio Self-Ins Authority for Post 12/31/86 Claims	Insurance	$1,500,000.00
CIBC	7/21/15	SBGT- 757783	Auto Renewal – July 22, 2017	Yes	Evergreen	60	Tenneco Inc.	Pacific Employers Insurance Company	Tenneco Automotive Workers Compensation	Insurance	$14,628,446.00
CIBC	7/21/15	SBGT- 757780	Auto Renewal – July 22, 2017	Yes	Evergreen	30	Tenneco Inc.	Liberty Mutual Insurance Company	Pullman Workers’ Comp and Product Claims	Insurance	$300,000.00
CIBC	7/22/15	SBGT- 757787	Auto Renewal - July 22, 2017	Yes	Evergreen	120	Tenneco Inc.	NE Department of Environmental Quality	Cozad Environmental Clean-up NDEQ	Environmental	$51,440.41
CIBC	9/4/15	SBGT- 758265	Auto Renewal – September 2, 2017	Yes	Evergreen	75	Tenneco Inc.	Travelers Casualty and Surety Company	Tenneco Automotive Surety Bond Program	Other	$1,250,000.00

Issuer	Issue Date	LOC#	Status	Evergreen YES / NO	Final Expiration Date	Cancellation Notice in Days	For the Account Of	Beneficiary	Purpose	Category	$ Amount
CIBC	8/4/15	SBGT- 757782	Auto Renewal – August 3, 2015	Yes	Evergreen	120	Tenneco Inc.	U.S. Environmental Protection Agency	Cozad Environmental Clean-up – EPA	Environmental	$5,096,243.03
CIBC	10/29/15	SBGT- 758645	Auto Renewal – October 29, 2015	Yes	Evergreen	120	Tenneco Inc.	Georgia Department of Natural Resources	Hartwell Environmental Clean-up Assurance	Environmental	$2,156,000.00

										Total	$28,276,766.01

										Insurance	$16,463,446.00
										Environmental	$7,303,683.44
										Treasury	$0.00
										Other	$4,509,636.57

										Total	$28,276,766.01

SCHEDULE 7.2 (d)

(FOREIGN INDEBTEDNESS)

NO.	COUNTRY	ENTITY	BANK	CURRENCY	LIMIT	CURRENT USD EQUIVALENT	PURPOSE
1	Australia	Monroe Australia Pty. Ltd.	The Bank of Tokyo-Mitsubishi UFG	AUD	1,315,000.00	991,779.17	Guarantee Facility
2	Australia	Monroe Australia Pty. Ltd.	Citibank	AUD	5,000,000.00	3,771,023.46	Daylight Overdraft
3	Australia	Walker Australia Pty. Ltd.	The Bank of Tokyo-Mitsubishi UFG	AUD	1,287,000.00	970,661.44	Guarantee Facility
4	Australia	Monroe Springs (Australia) Pty. Ltd.	JPMorgan Chase bank	AUD	850,000.00	641,073.99	Guarantee Facility
5	Australia	Monroe Springs (Australia) Pty. Ltd.	JPMorgan Chase bank	AUD	500,000.00	377,102.35	Guarantee Facility
6	Argentina	Fric Rot S.A.I.C.	Industrial and Commercial Bank of China (Argentina) S.A.	ARS	52,500,000.00	3,409,290.15	Overdraft Overnight/WC Loan
7	Argentina	Fric Rot S.A.I.C.	Banco Credicoop Coop. Limitado	ARS	10,000,000.00	649,388.60	WC Loan
8	Belgium	Tenneco Automotive Europe BVBA	ING Bank	EUR	3,500,000.00	3,740,914.92	Overdraft Overnight
9	Belgium	Tenneco Automotive Netherlands BV (Gent Branch)	BELFIUS BANK	EUR	2,000,000.00	2,137,665.67	Overdraft Overnight
10	Belgium	Tenneco Automotive Europe BVBA	ING Bank	EUR	500,000.00	534,416.42	Guarantee Facility
11	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	3,500,000.00	3,740,914.92	Overdraft Overnight
12	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	75,000.00	80,162.46	Guarantee Facility
13	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	500,000.00	534,416.42	Guarantee Facility
14	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	BRL	1,750,000.00	556,032.15	Overdraft Overnight
15	Brazil	Tenneco Automotive Brasil Ltda	Banco do Brasil	BRL	20,000,000.00	6,354,653.19	Overdraft / FX
16	Brazil	Tenneco Automotive Brasil Ltda	Banco Itaú	BRL	20,000,000.00	6,354,653.19	Working Capital / FX
17	Brazil	Tenneco Automotive Brasil Ltda	Banco Safra	BRL	1,600,000.00	508,372.26	Working Capital / FX
18	Canada	Tenneco Canada Inc	Scotiabank	USD	4,000,000.00	4,000,000.00	Overdraft Overnight
19	Canada	Tenneco Canada Inc.	JPMorgan Chase Bank	USD	2,000,000.00	2,000,000.00	Overdraft Overnight
20	China	Tenneco (Beijing) Ride Control Systems Co. Ltd.	Government Supporting Loans	RMB	500,000.00	72,612.15	ST Loan - Parts develop
21	China	Tenneco (Dalian) Exhaust System Co. Ltd.	ICBC Jinzhou Branch	RMB	150,000,000.00	21,783,644.84	Bankers Acceptance Credit
22	China	Tenneco (Dalian) Exhaust System Co. Ltd.	HSBC Dalian Branch	RMB	150,000,000.00	21,783,644.84	Bankers Acceptance Credit
23	China	Shanghai Tenneco Exhaust Systems Co. Ltd.	BOCOM	RMB	85,000,000.00	12,344,065.41	“Short term Loan & Bankers
24	China	Shanghai Tenneco Exhaust Systems Co. Ltd.	Shanghai Automotive Group Finance Co., Ltd	RMB			Acceptance”
25	China	Tenneco Lingchuan (Chongqing) Exhaust System Co. Ltd.	Industrial And Commercial Bank of China Chongqing Branch New Northern Zone Department	RMB	70,000,000.00	10,165,700.93	L/C & Bankers acceptance
26	China	Tenneco-Eberspacher (Dalian) Exhaust System Co. Ltd.	Bank of China JinZhou Branch	RMB	50,000,000.00	7,261,214.95	L/C & Bankers acceptance
27	Czech Republic	Monroe Czechia s.r.o.	HSBC	CZK	200,000,000.00	7,943,411.14	Overdraft Overnight
28	Denmark	Tenneco Holdings Danmark A/S	Danske Bank A/S	DKK	2,000,000.00	287,529.83	Overdraft Overnight
29	Denmark	Walker Danmark A/S	Danske Bank A/S	DKK	23,800,000.00	3,421,604.99	Overdraft Overnight
30	France	Wimétal SAS	BNP PARIBAS FACTOR	EUR	2,000,000.00	2,137,665.67	Receivables Factoring
31	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	3,000,000.00	3,206,498.50	Guarantee Facility
32	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	8,500,000.00	9,085,079.09	Guarantee Facility
33	Germany	Tenneco GmbH	Commerzbank AG	EUR	90,000,000.00	96,194,955.11	Receivables Factoring
34	Germany	Tenneco GmbH	Commerzbank AG	EUR	100,000.00	106,883.28	Guarantee Facility
35	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	80,000,000.00	85,506,626.76	Daylight overdraft
36	India	Tenneco Automotive India Pvt. Ltd.	Bank of America	USD	14,000,000	14,000,000.00	WC Loan
37	India	Tenneco Automotive India Pvt. Ltd.	Bank of America	USD	3,000,000	3,000,000.00	Overdraft Overnight
38	India	Renowned Auto Products Mfrs Ltd	State Bank of India	INR	100,000,000	1,000,000.00	Sale Bill Discounting

NO.	COUNTRY	ENTITY	BANK	CURRENCY	LIMIT	CURRENT USD EQUIVALENT	PURPOSE
39	India	Tenneco Automotive India Pvt. Ltd.	Citibank	USD	4,000,000	4,000,000.00	Guarantee and WC Facility
40	Italy	Tenneco Automotive Italia Srl	ING Bank	EUR	75,000.00	80,162.46	Overdraft Overnight
41	Japan	Tenneco Japan Limited	The Bank of Tokyo - Mitsubishi UFJ, Ltd.	JPY	763,000,000.00	7,001,284.64	Term Loan
42	Japan	Tenneco Japan Limited	Citibank	JPY	200,000,000.00	1,835,199.12	Daylight Overdraft
43	Korea	Tenneco Korea Limited	JPMorgan Chase Bank	KRW	28,630,799,220.00	25,802,578.58	WC Loan
44	Korea	Tenneco Korea Limited	JPMorgan Chase Bank	KRW	569,200,780.00	512,973.73	FX Facility
45	Korea	Tenneco Korea Limited	Shinhan Bank	KRW	3,000,000,000.00	2,703,652.63	NR discount
46	Luxembourg	Tenneco International Manufacturing S.a.r.l.	Societe Generale	USD	30,000,000.00	30,000,000.00	Daylight Overdraft
47	Luxembourg	Tenneco International Manufacturing S.a.r.l.	Societe Generale	USD	30,000,000.00	30,000,000.00	Daylight Overdraft
48	Luxembourg	Tenneco International Manufacturing S.a.r.l.	Citibank	USD	10,000,000.00	10,000,000.00	Daylight overdraft
49	Luxembourg	Tenneco International Manufacturing S.a.r.l.	Citibank	USD	5,000,000.00	5,000,000.00	Daylight Overdraft
50	Luxembourg	Tenneco International Manufacturing S.a.r.l.	Citibank	MXN	10,000,000.00	530,717.96	Daylight Overdraft
51	Poland	Tenneco Automotive Polska Sp.z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	22,000,000.00	23,514,322.36	Daylight overdraft
52	Poland	Tenneco Automotive Eastern Europe Sp. Z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	5,000,000.00	5,344,164.17	Daylight overdraft
53	Poland	Tenneco Automotive Eastern Europe Sp. Z.o.o.	Millennium Leasing SP. Z.O.O.	PLN	932,693.14	233,915.97	Capital Lease
54	Poland	Tenneco Silesia Sp.z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	20,000,000.00	21,376,656.69	Daylight overdraft
56	South Africa	Tenneco Emission Control (Pty) Ltd.	Standard Bank of South Africa	ZAR	54,000.00	4,109.59	Fleet Management
57	South Africa	Tenneco Emission Control (Pty) Ltd.	Standard Bank of South Africa	ZAR	150,000.00	11,415.53	Credit Cards
58	South Africa	Tenneco Emission Control (Pty) Ltd.	Standard Bank of South Africa	ZAR	253,000.00	19,254.19	Guarantee Facility
59	South Africa	Tenneco Emission Control (Pty) Ltd.	Standard Bank of South Africa	ZAR	450,000,000.00	34,246,575.34	FX Facility
60	South Africa	Tenneco Emission Control (Pty) Ltd.	Citibank	USD	500,000.00	500,000.00	Overdraft Overnight
61	South Africa	Tenneco Emission Control (Pty) Ltd.	Citibank	USD	1,000,000.00	1,000,000.00	FX Facility
62	South Africa	Tenneco Emission Control (Pty) Ltd.	Standard Bank of South Africa	ZAR	75,000,000.00	5,707,762.56	Overdraft Overnight
63	South Africa	Tenneco Emission Control (Pty) Ltd.	Absa Bank Limited	ZAR	814,200,000.00	61,963,470.32	FX Facility
64	South Africa	Tenneco Ride Control South Africa (Pty) Ltd.	Standard Bank of South Africa	ZAR	20,000,000.00	1,522,070.02	Overdraft Overnight
65	South Africa	Tenneco Ride Control South Africa (Pty) Ltd.	Standard Bank of South Africa	ZAR	500,000.00	38,051.75	Guarantee Facility
66	South Africa	Tenneco Ride Control South Africa (Pty) Ltd.	Standard Bank of South Africa	ZAR	33,000,000.00	2,511,415.53	FX Facility
67	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	3,000,000.00	3,206,498.50	BOE with Recourse
68	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	4,000,000.00	4,275,331.34	Confirming Supplier Pmts
69	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	500,000.00	534,416.42	Overdraft Overnight
70	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	1,165,819.15	1,246,065.79	LT Note
71	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	2,209,563.61	2,361,654.14	LT Note
72	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	775,357.80	828,727.88	LT Note
73	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	2,158,756.20	2,307,349.51	LT Note
74	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	767,788.76	820,637.84	LT Note
75	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	306,649.89	327,757.47	LT Note
76	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	282,739.81	302,201.59	LT Note
77	Spain	Tenneco Automotive Iberica, S.A.	IVACE (Instituto Valenciano Competitividad Industrial)	EUR	129,057.20	137,940.57	LT Note
78	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	360,648.20	385,472.64	LT Note
79	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	1,224,180.00	1,308,443.78	LT Note
80	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	23,202.00	24,799.06	Guarantee Facility
81	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	214,054.00	228,787.94	Guarantee Facility
82	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	10,000.00	10,688.33	Guarantee Facility
83	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	388,695.79	415,450.82	Guarantee Facility
84	Spain	Tenneco Innovación, S.L.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	64,528.60	68,970.29	Guarantee Facility
85	Sweden	Tenneco Sverige AB	Swedbank Finans	EUR	5,000,000.00	5,344,164.17	Overdraft Overnight

NO.	COUNTRY	ENTITY	BANK	CURRENCY	LIMIT	CURRENT USD EQUIVALENT	PURPOSE
86	Sweden	Tenneco Sverige AB	Swedbank	EUR	665,000.00	710,773.83	Overdraft Overnight
87	Sweden	Tenneco Sverige AB	Swedbank	SEK	8,000,000.00	886,564.12	Overdraft Overnight
88	Thailand	Walker Exhaust (Thailand) Company Limited	Citibank N.A. Bangkok Branch	THB	300,000,000.00	8,733,624	Overdraft Overnight
89	Thailand	Tenneco Automotive (Thailand) Limited	Citibank N.A. Bangkok Branch	THB	300,000,000.00	8,733,624	Overdraft Overnight
90	Thailand	Walker Exhaust (Thailand) Company Limited	Bank of Ayudhya Puplic Co., Ltd.	THB	350,000,000.00	10,189,229	Short term loan
91	Thailand	Tenneco Automotive (Thailand) Limited	Bank of Ayudhya Puplic Co., Ltd.	THB	350,000,000.00	10,189,229	Short term loan
92	UK	Tenneco Management (Europe) Limited	US Bank N.A.	USD	50,000,000.00	50,000,000.00	FX Facility
93	UK	Tenneco Management (Europe) Limited	Bank of America	USD	40,000,000.00	40,000,000.00	FX Facility
94	UK	Tenneco Management (Europe) Limited	Commerzbank AG	USD	68,850,000.00	68,850,000.00	FX Facility
95	UK	Tenneco Management (Europe) Limited	Citibank, N.A.	USD	25,000,000.00	25,000,000.00	Overdraft Overnight
96	UK	Tenneco Management (Europe) Limited	Citibank, N.A.	USD	125,000,000.00	125,000,000.00	Daylight Overdraft

CURRENT USD EQUIVALENT TOTAL: $989,089,501.51

Exchange Rates Used to Calculate “CURRENT USD EQUIVALENT”
ARS	15.3991
AUD	1.3259
BRL	3.1473
CZK	25.1781
DKK	6.9558
EUR	0.9356
INR	64.6125
JPY	108.9800
KRW	1109.6100
MXN	18.8424
PLN	3.9873
RMB	6.8859
SEK	9.0236
THB	34.3500
USD	1.0000
ZAR	13.1400

SCHEDULE 7.3(f)

LIENS

1.	Any Lien identified on Schedule 7.3(f) to the Existing Credit Agreement, to the extent such Lien is continuing as of the Closing Date.

2.	Any right of set-off, right to preferential payment or other encumbrance on deposits or other assets in the bank’s possession from time to time, in respect of any of the Indebtedness (or any extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) identified on Schedule 7.2(d) (which may or may not constitute a lien under applicable law). Any other Lien in respect of any of the Indebtedness (or any extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) identified on Schedule 7.2(d).

SCHEDULE 7.3(m)

EXISTING RECEIVABLES FINANCING

Each of the following Permitted Receivables Financings:

Entity	Bank	Currency	Facility Amount	USD Equivalent
Monroe Czechia s.r.o.	HSBC Bank plc	CZK	624,000,000	$25,459,200
Wimetal S.A.S.	BNP Paribas Factor	EUR	13,000,000	$14,209,000
Tenneco Automotive Iberica S.A.	BBVA Factoring E.F.C., S.A.	EUR	13,900,000	$15,192,700
Tenneco GmbH (f/k/a Heinrich Gillet GmbH) Tenneco Zwickau GmbH (f/k/a Gillet - Abgassysteme Zwickau GmbH) Tenneco Automotive Deutschland GmbH	CommerzFactoring GmbH	EUR	90,000,000	$98,370,000
Tenneco Automotive Polska Sp z.o.o.	mFactoring Spolka Akcyjna	EUR	30,000,000	$32,790,000
Tenneco-Walker (UK) Limited	Barclays Bank PLC	GBP	33,000,000	$42,335,700
Tenneco Automotive Europe BVBA	Belfius Bank	EUR	32,000,000	$34,976,000
Tenneco Automotive RSA Company	JPMorgan Chase Bank, N.A. The Bank of Nova scotia Wells Fargo Bank, N.A. (First Lien)	USD	155,000,000	$155,000,000
Tenneco Automotive RSA Company	Wells Fargo Bank, N.A. (Second Lien)	USD	25,000,000	$25,000,000

			Total	$443,332,600

SCHEDULE 7.5

DISPOSITIONS

None.

SCHEDULE 7.8(h)

PERMITTED INVESTMENTS

1. Existing Investments by the Borrower and its Subsidiaries in Subsidiaries and Joint Ventures.

2. Economic Development revenue Bonds, series 2013 held by Tenneco Automotive Operating Company Inc. in an aggregate principal amount of $1,888,000 maturing on February 1, 2022.

3. Investment constituting of 14,897 shares of Dayco, LLC, valued at $476,704.

EXHIBIT A

TO THE CREDIT AGREEMENT

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

(amending and restating the Guarantee and Collateral Agreement dated as of November 4, 1999, as amended and restated on March 16, 2007,

March 22, 2012, and December 8, 2014, as previously amended and amended and restated)

made by

TENNECO INC.,

TENNECO AUTOMOTIVE OPERATING COMPANY INC.,

TENNECO INTERNATIONAL HOLDING CORP.,

TENNECO GLOBAL HOLDINGS INC.,

THE PULLMAN COMPANY,

TMC TEXAS INC.

and

CLEVITE INDUSTRIES INC.

in favor of

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated as of May 12, 2017

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SECTION 6. REMEDIAL PROVISIONS		21

6.1	Certain Matters Relating to Receivables	21
6.2	Communications with Obligors; Grantors Remain Liable	22
6.3	Pledged Stock	22
6.4	Proceeds to be Turned Over To Administrative Agent	23
6.5	Application of Proceeds	23
6.6	Code and Other Remedies	24
6.7	Registration Rights	25
6.8	Deficiency	26

SECTION 7. THE ADMINISTRATIVE AGENT		26

7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	26
7.2	Duty of Administrative Agent	28
7.3	Financing Statements	28
7.4	Authority of Administrative Agent	28

SECTION 8. MISCELLANEOUS		28

8.1	Amendments in Writing	28
8.2	Notices	29
8.3	No Waiver by Course of Conduct; Cumulative Remedies	29
8.4	Enforcement Expenses; Indemnification	29
8.5	Successors and Assigns	29
8.6	Set-Off	30
8.7	Counterparts	30
8.8	Severability	30
8.9	Section Headings	30
8.10	Integration	30
8.11	GOVERNING LAW	31
8.12	Submission To Jurisdiction; Waivers	31
8.13	Acknowledgements	31
8.14	Additional Grantors	32
8.15	Releases	32
8.16	WAIVER OF JURY TRIAL	33
8.17	Amendment and Restatement	33

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SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Commercial Tort Claims

ANNEX

Annex 1	Assumption Agreement

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 12, 2017 (amending and restating the Guarantee and Collateral Agreement dated as of November 4, 1999, as amended and restated on March 16, 2007, March 22, 2012 and December 8, 2014, as previously amended), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenneco Inc., a Delaware corporation (the “Company”), Tenneco Automotive Operating Company Inc., a Delaware corporation and a Subsidiary of the Company (“TAOC”), any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, Citibank, N.A. and Morgan Stanley MUFG Loan Partners, LLC, as documentation agents, Bank of America, N.A., Barclays Bank PLC and Wells Fargo Bank, N.A., as syndication agents, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of September 30, 1999, as amended and restated as of December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, and as amended thereafter and prior to the date hereof (the “Existing Credit Agreement”), among the Company, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., the lenders thereunder made extensions of credit to the Company;

WHEREAS, the Existing Credit Agreement has been amended and restated pursuant to the Credit Agreement, and all obligations, liabilities, indebtedness and liens created by the Existing Credit Agreement are continued unimpaired and in full force and effect pursuant to the Credit Agreement;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally made and agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor derives and will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Grantors and the Administrative Agent are parties to the Guarantee and Collateral Agreement dated as of November 4, 1999, as amended and amended and restated prior to the date hereof (the “Existing Guarantee and Collateral Agreement”);

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, for convenience the parties hereto desire to amend and restate the Existing Guarantee and Collateral Agreement pursuant to this Agreement rather than amend the Existing Guarantee and Collateral Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, the Existing Guarantee and Collateral Agreement is hereby amended and restated as of the Restatement Date (as defined below) as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: the Existing Guarantee and Collateral Agreement, as amended and restated by this Guarantee and Collateral Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

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“Copyright Licenses”: any agreement, whether written or oral, naming any Grantor as licensor or, any written agreement naming any Grantor as licensee to the extent such agreement permits the Grantor to grant a security interest in its rights thereunder, including, without limitation, those listed in Schedule 6, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Foreign Subsidiary”: at any time (i) any Foreign Subsidiary of a Grantor (other than a Wholly Owned Subsidiary) where such Grantor is prohibited from pledging its ownership interests in such Foreign Subsidiary without the consent of the other owner or owners of such Foreign Subsidiary, (ii) any Foreign Subsidiary where the consent of a Governmental Authority is required for a Grantor to pledge the Capital Stock of such Foreign Subsidiary owned by the Grantor and such consent has not been obtained, which for the avoidance of doubt shall include all Foreign Subsidiaries and Joint Ventures organized under the law of the People’s Republic of China other than Tenneco (China) Co., Ltd. (subject to Section 4.6(e)), (iii) any Foreign Subsidiary where the Grantors collectively directly own less than 1% of the Capital Stock of such Foreign Subsidiary, (iv) any Foreign Subsidiary with respect to which the Company and the Administrative Agent reasonably determine that the time and expense of implementing a security arrangement is excessive in relation to the benefits of the Lenders in obtaining the same, and (v) any Foreign Subsidiary of a Grantor having total assets (as determined in accordance with GAAP) in an amount of less than 1% of Consolidated Total Assets of the Company; provided, however, that the total assets (as so determined) of all Excluded Foreign Subsidiaries referenced in the foregoing clause (v) shall not exceed 5% of Consolidated Total Assets of the Company. In the event that the total assets of all Excluded Foreign Subsidiaries referenced in clause (v) of the foregoing sentence exceed 5% of Consolidated Total Assets of the Company, the Company will designate in writing to the Administrative Agent Foreign Subsidiaries which would otherwise constitute Excluded Foreign Subsidiaries to be excluded as Excluded Foreign Subsidiaries until such 5% threshold is met.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“General Intangibles”: all “general intangibles” as such term is defined in Section 9-102(a)(42) of the New York UCC (other than any Foreign Subsidiary Voting Stock and voting Capital Stock of any CFC or CFC Holding Company in each case excluded from the definition of “Pledged Stock”) and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form,

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and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Guarantor Obligations”: with respect to any Guarantor (i) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, (ii) all obligations or liabilities of such Guarantor under or in respect of Lender Hedge Agreements to which such Guarantor is a party and (iii) all obligations and liabilities of such Guarantor in respect of or in connection with Cash Management Obligations; in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise and whether material or contingent (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor (for the avoidance of doubt, including the Company); provided that each Grantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, know-how, trade secrets, methods and processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom but excluding any intellectual property granted to any Grantor as licensee to the extent such Grantor is not expressly permitted to grant a security interest in its rights under such License.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock and voting Capital Stock of any CFC or CFC Holding Company in each case excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

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“Lender Hedge Agreements”: all interest rate swaps, caps, forward, future, option or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries with any Lender (or any Affiliate of any Lender) providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations or commodities, either generally or under specific contingencies.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for (i) the grant by any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent and (ii) the grant to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent (to the extent such agreement permits the Grantor to grant a security interest in its rights thereunder), including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than the Capital Stock of any Excluded Foreign Subsidiary; provided that (a) in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder, (b) in no event shall more than 65% of the total outstanding voting Capital Stock of any CFC or CFC Holding Company be required to be pledged hereunder and (c) the Grantors shall not be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization.

“Primary Obligations”: with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all

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other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement or Cash Management Obligations, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement (including any guarantees of any Borrower of any Lender Hedge Agreements entered into by any Subsidiary), any Cash Management Obligation (including any guarantees of any Borrower of any Cash Management Obligations entered into by any Subsidiary) or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Loan Party pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account); provided that, for the avoidance of doubt, the term “Receivable” shall not include any accounts receivable and related assets transferred or purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing (it being understood that any account receivable and related asset that is not transferred or purported to have been transferred pursuant to a Permitted Receivables Financing shall constitute a “Receivable” hereunder).

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“Restatement Date”: May 12, 2017.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for (i) the grant by any Grantor of any right to use any Trademark and (ii) the grant to any Grantor of any right to use any Trademark (to the extent such agreement permits the Grantor to grant a security interest in its rights thereunder), including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. (a) The other definitional and interpretive provisions of Section 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their Affiliates and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder (other than any Borrower with respect to its Primary Obligations) and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

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(c) Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations (other than contingent indemnity obligations not due and payable) and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e) No payment made by any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated.

(f) Each Grantor hereby unconditionally guarantees to the Administrative Agent, for the ratable benefit of the Lenders (and their Affiliates) and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Subsidiaries of such Grantor of their Cash Management Obligations, including (for the avoidance of doubt) any obligations of such Subsidiaries to a Lender (or its Affiliate) under any Cash Pooling Agreement to which such Lender (or its Affiliate) is a party, and the obligations and liabilities of Subsidiaries of such Grantor under the Lender Hedge Agreements (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). For the avoidance of doubt, the guarantee provided in this clause (f) is secured by the Collateral and, so long as the applicable Cash Management Obligation was permitted to be entered into or designated as a Cash Management Obligation under the Credit Agreement at the time such obligation was entered into or so designated, the guarantee provided in this clause (f) shall continue to be secured by the Collateral even though a limitation under the Credit Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive

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contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Loan Parties on account of the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party with Primary Obligations, or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any

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of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency and at the relevant funding office as set forth in Section 2.19(e) of the Credit Agreement.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders and their Affiliates, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

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(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter of Credit Rights;

(m) all Commercial Tort Claims in an amount in excess of $3,000,000 in which any Grantor has rights, as set forth on Schedule 7;

(n) all other property not otherwise described above;

(o) all books and records pertaining to the Collateral; and

(p) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

For the avoidance of doubt, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to (I) (x) accounts receivable and related assets transferred or purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing (it being understood that each account receivable and related asset of a Grantor that is not transferred or purported to have been transferred pursuant to a Permitted Receivables Financing shall constitute “Collateral” hereunder) and (y) any Deposit Account that is used to hold collections on any of such accounts receivable and related assets described in the foregoing clause (x) or (II) any Company Stock.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 3 attach to:

(a) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that (A) the

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Collateral shall include (and such security interest shall attach immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to) any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; and (B) the exclusions referred to in clause (a) of this paragraph shall not include any Proceeds of any such lease, license, contract or agreement;

(b) any Trademark application filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to- use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a security interest or other lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of or void such Trademark application; or

(c) any Foreign Subsidiary Voting Stock or voting Capital Stock of any CFC Holding Company in each case that is excluded from the definition of “Pledged Stock”.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make or maintain their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Title; No Other Liens. Except (a) for the security interest granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement, (b) for the other Liens permitted to exist on the Collateral by the Credit Agreement, and (c) those items set forth on Schedule 6, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement.

4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and, when required, duly executed form unless otherwise referred to in such Schedule) will constitute valid perfected security interests in all of the Collateral (to the extent a perfected security interest is required pursuant to this Agreement and except as otherwise stated on Schedule 3) in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, except as otherwise provided on Schedule 3, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except as are permitted by the Credit Agreement and except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

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4.3 Jurisdiction of Organization. On the Restatement Date, such Grantor’s jurisdiction of organization, identification number from such jurisdiction of organization (if any) and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.

4.4 Inventory and Equipment. On the Restatement Date, the Inventory and the Equipment (other than mobile goods), in each case having an aggregate value in excess of $10,000,000, are kept at the locations listed on Schedule 5.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer owned directly by such Grantor.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

(e) Notwithstanding anything to the contrary herein, in the Credit Agreement or in any Loan Document, the Grantors shall use commercially reasonable efforts to deliver (i) within 90 days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the Restatement Date, a pledge agreement (or amendment to the existing pledge agreement) governed by the laws of Brazil covering such additional shares of Foreign Subsidiary Voting Stock of Tenneco Brazil Ltda. to the extent required by the Loan Documents, together with such other documents or filings as may be required under the laws of Brazil in connection with such pledge; (ii) within 180 days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the Restatement Date, a pledge agreement (or amendment to the existing pledge agreement) governed by the laws of the People’s Republic of China

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covering up to 65% of the Foreign Subsidiary Voting Stock of Tenneco (China) Co., Ltd. held by Tenneco Automotive Operating Company Inc. to address the increase in issued capital of Tenneco (China) Co., Ltd. subsequent to the effectiveness of the existing pledge that is in effect on the Closing Date, together with such other documents or filings as may be required under the laws of the People’s Republic of China in connection with such pledge, it being understood and agreed that the failure of the Grantors to deliver such pledge agreement or other documents as a result of the inability of the Grantors to secure any necessary governmental approvals from the People’s Republic of China after commercially reasonable efforts were made to secure such consent shall not constitute a Default or Event of Default under the Credit Agreement; and (iii) within 90 days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the Restatement Date, a pledge agreement (or amendment to the existing pledge agreement) governed by the laws of Spain and/or such registrations that may be required under the laws of Spain covering such additional shares of Foreign Subsidiary Voting Stock of Tenneco Automotive Iberica, S.A to the extent required by the Loan Documents, together with such other documents or filings as may be required under the laws of Spain in connection with such pledge.

4.7 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, except for any of the foregoing to the extent (a) subject to and included in a Permitted Receivables Financing or (b) in an electronic or other intangible form.

(b) None of the obligors on any Receivables is a Governmental Authority.

4.8 Intellectual Property. (a) Schedule 6 lists all registered, and all material unregistered, Intellectual Property owned by such Grantor in its own name on the Restatement Date and all applications to register any such Intellectual Property, and all licenses under which such Grantor is an exclusive licensee of registered or applied for Intellectual Property.

(b) On the Restatement Date, all material Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned, and such Intellectual Property does not infringe the intellectual property rights of any other Person in any material respect.

(c) Except as set forth in Schedule 6, on the Restatement Date, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, and (ii) which, if adversely determined, would have a Material Adverse Effect on the value of any material Intellectual Property.

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SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $3,000,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Grantor shall promptly notify the Administrative Agent in writing and such Instrument, Certificated Security or Chattel Paper shall, at the request of the Administrative Agent, be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement, except to the extent any of the foregoing is (a) subject to and included in a Permitted Receivables Financing or (b) in an electronic or other intangible form.

5.2 Maintenance of Insurance. (a) Such Grantor will maintain insurance policies insuring its Inventory and Equipment in accordance with Section 6.5 of the Credit Agreement.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 5 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or additional loss payee as its interests may appear and (iii) be reasonably satisfactory in all other respects to the Administrative Agent. The Company agrees to promptly provide notice to the Administrative Agent of any cancellation, material reduction in amount or material change in coverage in any insurance policy and shall promptly pay any premiums due with respect to any policies in effect from time to time.

(c) The Company shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Company’s audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment, charge or levy need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP

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with respect thereto have been provided on the books of such Grantor and such proceedings would not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 (and as otherwise reasonably requested by the Administrative Agent) and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor constituting Collateral and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.5 Changes in Jurisdiction of Organization, Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents (executed where required) reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or, if such Grantor does not have a jurisdiction of organization for purposes of the New York UCC, the location of its chief executive office or sole place of business from that referred to in Section 4.3; or

(ii) change its name.

5.6 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly after such Grantor obtains knowledge thereof, in reasonable detail, of the following:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

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(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall, to the extent such certificate, option or right constitutes Pledged Stock, accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. In each case, except to the extent the Credit Agreement permits the applicable Grantor to retain such sums of money or property, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and (ii) if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer (except pursuant to a transaction permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

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(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Pledged Stock or other Investment Property (as applicable) issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark (to the extent a security interest in such mark may be perfected by filing under the applicable Uniform Commercial Code, or similar law in a foreign jurisdiction, or with the United States Patent and Trademark Office, or corresponding foreign office, and to the extent requested following a notice delivered by such Grantor pursuant to clause (f) below) pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

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(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property subject to such an application or registration or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent concurrently with the delivery of the compliance certificate required to be delivered pursuant to Section 6.2(b) of the Credit Agreement for the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill (if applicable) and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material registered Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.10 Jurisdiction of Organization. At the Administrative Agent’s request, each Grantor will provide its jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of

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business. In addition, the Administrative Agent may request, and such Grantor shall provide, a certified charter, certificate of incorporation, or other organizational document and long form good standing certificate from each Grantor.

5.11 Commercial Tort Claims. Such Grantor will advise the Administrative Agent of such Grantor’s interest in any Commercial Tort Claim in an amount in excess of $3,000,000 in which such Grantor believes it has rights, and such Grantor shall, at the request of the Administrative Agent, promptly provide the Administrative Agent with an updated Schedule 7 describing such Commercial Tort Claim or such information with respect thereto as the Administrative Agent may reasonably request in order to attach and perfect a security interest therein in accordance with applicable law.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications after the occurrence and during the continuance of an Event of Default. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request during the existence of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

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6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to any material contract of any Grantor to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or any material contract of any Grantor.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to any material contract of any Grantor that the Receivables and such contracts have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and material contracts of any Grantor to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or any contract of any Grantor by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or any contract of any Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would reasonably be expected to impair the Collateral in any material respect or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee,

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and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor in respect of Collateral consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

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Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and

Fourth, any balance remaining after the Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold (including by credit bidding), free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any

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Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a)(1) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this

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Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or any material contract of any Grantor or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or any material contract of any Grantor or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill (if applicable) and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

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(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)(i) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) (other than pursuant to clause (ii) thereof) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of demand by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the Restatement Date. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.

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8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

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8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default pursuant to subsection 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that (a) the failure to give such notice shall not affect the validity of such set-off and application and (b) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors. Each Domestic Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. For the avoidance of doubt, only Domestic Loan Parties shall be parties to this Agreement (unless the Administrative Agent and the Company otherwise agree, in which case this Agreement shall be amended in accordance with Sections 2.29(d) and Section 10.1(b)(iii) of the Credit Agreement to reflect such terms and limitations with respect to any Foreign Loan Parties (subject to applicable legal, tax, accounting, regulatory and other similar considerations) as the Administrative Agent and the Company shall reasonably agree).

8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, the Liens created hereby shall automatically terminate and be released with respect to such Collateral, without the delivery of any instrument or performance of any act by any Person being necessary to give effect thereto. Upon the consummation of any such sale, transfer or other disposal of Collateral, the Administrative Agent shall deliver to the Grantors all such Collateral held by the Administrative Agent hereunder and, at the reasonable request and sole expense of such Grantor, execute and deliver to such Grantor releases or other documents desirable to evidence such termination or release. Any Lien (as defined in the Existing Guarantee and Collateral Agreement) created in favor of any secured party under the Existing Guarantee and Collateral Agreement against any Collateral that was sold, transferred or otherwise disposed of, or purportedly sold, transferred or otherwise disposed of, by any Grantor prior to the date hereof in a transaction permitted under the Existing Credit Agreement, is hereby terminated and released with respect such Collateral effective as of the date of such sale, transfer or other disposition or purported sale, transfer or other disposition. At the request and sole expense of the Company, a Subsidiary Guarantor shall

32

be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or such Subsidiary is no longer required by the Loan Documents to be (and the Company notifies the Administrative Agent that such Subsidiary shall no longer be) a Subsidiary Guarantor; provided that the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17 Amendment and Restatement. (a) This Agreement amends and restates the Existing Guarantee and Collateral Agreement. All terms, conditions, agreements, covenants and representations and warranties contained in the Existing Guarantee and Collateral Agreement remain in full force and effect, except as expressly amended herein. Nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of any Loan Party for the Primary Obligations or of any other Grantor for the Guarantor Obligations incurred before the Restatement Date and the security interests, Liens and other interests in the Collateral granted, pledged and or assigned by the Grantors to the Administrative Agent pursuant to the Existing Guarantee and Collateral Agreement.

(b) The amendment and restatement herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the obligations, liabilities and indebtedness of the Grantors evidenced by or arising under the Existing Guarantee and Collateral Agreement and the other Loan Documents, and the Lien and security interests securing such obligations, liabilities and indebtedness, which shall continue in full force and effect and shall not in any manner be impaired, limited, terminated, waived or released.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, any term, condition, agreement, covenant or representation or warranty amended by this Agreement shall be deemed to have been so amended for all periods prior to the Restatement Date (regardless of whether such amendment by its terms purports to apply as of a certain date), and during all such periods no Grantor shall have been required, or be liable for any failure, to comply with any such provision except as amended by this Agreement.

33

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered, and amended and restated as set forth herein.

TENNECO INC.

By:
Name:
Title:

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:
Name:
Title:

TENNECO INTERNATIONAL HOLDING CORP.

By:
Name:
Title:

TENNECO GLOBAL HOLDINGS INC.

By:
Name:
Title:

THE PULLMAN COMPANY

By:
Name:
Title:

TMC TEXAS INC.

By:
Name:
Title:

CLEVITE INDUSTRIES INC.

By:
Name:
Title:

Acknowledged and Agreed as of the date hereof:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]*

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock**

Other Actions

[Describe other actions to be taken]

*	Note that perfection of security interests in patents and trademarks requires filings under the UCC in the jurisdictions where filings would be made for general intangibles, as well as filings in the U.S Copyright Office and the U.S. Patent & Trademark Office.
**	If the interest of a Grantor in Pledged Stock appears on the books of a financial intermediary, a control agreement as described in Section 8-106 of the New York UCC will be required.

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Location

Schedule 5

LOCATION OF INVENTORY AND EQUIPMENT

Grantor	Location

Schedule 6

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

Schedule 7

COMMERCIAL TORT CLAIMS

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of May 12, 2017 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

3. The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of              , 201  , made by                     , a                      corporation (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Tenneco Inc. (the “Company”), Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, Citibank, N.A., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, N.A., as documentation agents, Bank of America, N.A. and Barclays Bank PLC, as syndication agent, and the Administrative Agent have entered into the Credit Agreement, initially dated as of September 30, 1999, as amended, and as amended and restated pursuant to the Fifth Amended and Restated Credit Agreement dated as of May 12, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of November 4, 1999 (as amended and restated as of May 12, 2017 and as further amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement.

The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE

[For the Fiscal Quarter ending         ]

[For the Fiscal Year ending         ]

Pursuant to Section 6.2(b) of the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017 (amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended, the “Credit Agreement”; terms defined therein being used herein as therein defined unless otherwise defined), among TENNECO INC. (the “Company”), TENNECO AUTOMOTIVE OPERATING COMPANY INC., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the lenders parties thereto (the “Lenders”), the Syndication Agents and the Documentation Agents parties thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the undersigned, duly elected, qualified and acting Responsible Officer of the Company hereby certifies that, to the best of such Responsible Officer’s knowledge:

The Company and each other Loan Party has, during the period or periods referred to above, observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it on or before the date hereof, and as of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:                     .

The financial statements referred to in Section 6.1 of the Credit Agreement which have been delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the date of such financial statements, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments in the case of quarterly financial statements). Such financial statements have been prepared in accordance with GAAP applied consistently throughout the period involved and with prior periods (except as approved by a Responsible Officer and disclosed therein).

The covenants as listed and calculated below are based on the financial statements referred to in Section 6.1 of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate.

1.	Consolidated Net Leverage Ratio[1] (Section 7.1(a))

The ratio of

	(i) The result of (x) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount [add in any amounts under European receivables program that are recharacterized as debt.] on such day less (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries (such amount of unrestricted cash and cash equivalents not to exceed $250,000,000) as of such day	$

to

	(ii) Consolidated EBITDA for the period of four consecutive fiscal quarters	$

Ratio:

(must not be greater than 3.50 to 1.00)

2.	Consolidated Interest Coverage Ratio (Section 7.1(b))

The ratio of

	(i) Consolidated EBITDA for the period of four consecutive fiscal quarters	$

to

	(ii) Consolidated Interest Expense for such period	$

Ratio:

(must not be less than 2.75 to 1.00)

3.	Limitation on Indebtedness (Section 7.2)

(a) Aggregate amount of Guarantee Obligations incurred in the ordinary course of business by the Company and its Subsidiaries of obligations of any Subsidiary not otherwise permitted under the Credit Agreement in an aggregate amount not to exceed $175,000,000

$

[1]	See Schedule 1 for calculations.

(b) Aggregate amount of Indebtedness of the Company and its Subsidiaries, including Capital Lease Obligations, permitted by Section 7.2(e) of the Credit Agreement, in an amount not to exceed $75,000,000

$

(c) Aggregate amount of additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences pursuant to this provision) when incurred not to exceed the greater of (x) $300,000,000 and (y) 5.0% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of incurrence for which financial statements are available

$

(d) Aggregate amount of additional unsecured Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed local currency equivalent of €225,000,000 at any time		$

4.	Limitation on Liens (Section 7.3)

(a) Aggregate amount of Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings or judgments not to exceed $75,000,000 at any time outstanding

$

(b) Aggregate amount of additional Liens with (i) an aggregate outstanding principal amount or (ii) an aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto not to exceed (as to all liens incurred pursuant to this provision) at the time such Lien is incurred the greater of (x) $150,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of incurrence for which financial statements are available

$

(c) Aggregate amount of Liens on cash collateral securing obligations to issuing banks in respect of banker’s acceptances issued through joint ventures of the Company and its Subsidiaries in the People’s Republic of China not to exceed $50,000,000

$

5.	Dispositions of Property (Section 7.5)

(a) Dispositions pursuant to Section 7.5(h) of the Credit Agreement so long as the fair market value of such disposed property does not exceed $        (i.e., 30% of Consolidated Total Assets of the Company on the Closing Date ($        ) plus the proceeds of any Reinvestment Deferred Amount reinvested in the business of the Company and its Subsidiaries after the Closing Date ($        ); provided that Dispositions under this provision, the proceeds of which are reinvested in Subsidiaries that are not Subsidiary Guarantors, shall not exceed property having an aggregate fair market value in excess of 30% of the Consolidated Total Assets of the Company as determined on the Closing Date)

$

6.	Restricted Payments (Section 7.6)

(a) Aggregate amount of purchases by the Company of the Company’s common stock or common stock options from present or former officers or employees of the Company pursuant to Section 7.6(b) not to exceed $1,000,000

$

(b) Restricted Payments made pursuant to Section 7.6(c) of the Credit Agreement, if the pro forma Consolidated Leverage Ratio would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available)

$

(c) Restricted Payments made pursuant to Section 7.6(d) of the Credit Agreement so long as the aggregate amount of payments made after the Closing Date does not exceed $150,000,000 in any fiscal year, and, if the pro forma Consolidated Leverage Ratio would be less than 2.5 to 1.0, so long as the aggregate amount of payments made after the Closing Date does not exceed $200,000,000 plus 50% of Consolidated Net Income accruing from the Closing Date minus the amount of any Investments made pursuant to Section 7.8(l)

$

7.	Investments (Section 7.8)

(a) Aggregate amount of loans and advances to employees of the Company or any of its Subsidiaries as described in Section 7.8(d) of the Credit Agreement (not to exceed $10,000,000 at any one time outstanding)

$

(b) Aggregate amount of investments in Joint Ventures as described in Section 7.8(g) of the Credit Agreement (not to exceed in any fiscal year the greater of (x) $125,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the immediately preceding fiscal year, plus any amount carried over from previous fiscal years in accordance with Section 7.8(g))

$

(c) Investments if the pro forma Consolidated Leverage Ratio would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available)

$

(d) Investments if the pro forma Consolidated Leverage Ratio would be less than 2.5 to 1.0, in an aggregate amount after the Closing Date not to exceed the sum of $200,000,000 plus 50% of Consolidated Net Income accruing from the Closing Date minus the amount of any Restricted Payments made pursuant to Section 7.6(d)

$

(e) Aggregate amount of other Investments not otherwise permitted by Section 7.8 of the Credit Agreement so long as the aggregate amount expended in connection therewith (valued at cost) does not exceed the greater of (x) $150,000,000 and (y) 3.5% of Consolidated Total Assets as of the last day of the fiscal quarter immediately preceding the date of Investment for which financial statements are available

$

8.	Miscellaneous

(a) Aggregate amount of Supplemental Cash Management Obligations shall not exceed $225,000,000		$

IN WITNESS WHEREOF, I have hereto set my name in my capacity as an officer of the Company.

Dated:

By:
Name:
Title:	[Responsible Officer of the Company]

Schedule 1 to

Compliance Certificate

Calculations

Consolidated Total Debt: for the Company and its Subsidiaries as of any date, without duplication, shall be: the sum of (a) all indebtedness for borrowed money,	$

(b) all obligations for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of business maturing less than one year from the creation thereof),

$

(c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement),	$

(d) all unpaid reimbursement obligations in respect of drawings under letters of credit,	$

(e) all obligations of the kind referred to in clauses (a) through (d) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by any such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

$

minus any New Indebtedness incurred to refinance Existing Indebtedness to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Net Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within sixty (60) days after the incurrence thereof.

$

CONSOLIDATED TOTAL DEBT	$

Consolidated EBITDA: for any period with respect to the Company and its Subsidiaries:

Consolidated Net Income for such period	$

plus the sum of (without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period)

(a) total income tax expense,	$

(b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness,	$

(c) depreciation and amortization expense,	$

(d) amortization of intangibles and organization costs,	$

(e) any extraordinary, unusual or non-recurring non-cash expenses or losses,	$

(f) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, and	$

(g) other non-cash charges	$

The sum of (a) through (g)	$

minus the sum of (without duplication and to the extent included in the statement of Consolidated Net Income for such period) (a) interest income	$

(b) any extraordinary, unusual or non-recurring non-cash income or gains, and	$

(c) other noncash income, all as determined on a consolidated basis in accordance with GAAP.	$

The sum of (a) through (c)	$

plus the sum of (without duplication)

(i) cash restructuring charges and related expenses associated with restructurings undertaken by the Company and/or its Subsidiaries in the United States and/or internationally included in the calculation of Consolidated Net Income in the third and fourth fiscal quarters of 2016 in a maximum aggregate amount not to exceed $17,000,000,

$

(ii) cash restructuring charges and related expenses associated with or arising out of restructurings undertaken by the Company and/or its Subsidiaries included in the calculation of Consolidated Net Income for such fiscal quarter, to the extent designated by the Company in its sole discretion; provided that the maximum aggregate amount of all such cash restructuring charges and related expenses announced and taken in any fiscal year shall not exceed (x) with respect to the fiscal year ending December 31, 2017, $35,000,000 and (y) with respect to each fiscal year ending thereafter, $25,000,000; provided further that any such amount pursuant to the foregoing proviso that is not utilized to increase Consolidated EBITDA in the fiscal year for which it is permitted may be carried over to increase Consolidated EBITDA in the next succeeding fiscal year only, and

$

(iii) for any period ending after the Closing Date, to the extent designated by the Company in its sole discretion, any and all costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its Subsidiaries, together with any related provision for taxes, in a maximum amount not to exceed $150,000,000 in the aggregate after the Closing Date for all such events

$

The sum of (i) through (iii)	$

CONSOLIDATED EBITDA	$

Consolidated Interest Expense: for any period, the sum of:

(a) total interest expense determined in accordance with GAAP (excluding (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, (ii) upfront fees paid in connection with the Credit Agreement, and (iii) any writeoff of unamortized debt issuance costs upon any prepayment of the Unsecured Notes), net of interest income.

$

CONSOLIDATED INTEREST EXPENSE	$

2

EXHIBIT C

TO THE CREDIT AGREEMENT

FORM OF

CLOSING CERTIFICATE

[NAME OF LOAN PARTY]

            , 20

I,                                         , the [President/Vice President/Chief Financial Officer] of [NAME OF LOAN PARTY], a corporation organized under the laws of the State of                      (the “Company”), do hereby certify on behalf of the Company that:

1. This Closing Certificate (this “Certificate”) is furnished pursuant to the Fifth Amended and Restated Credit Agreement dated as of May 12, 2017 (“Closing Date”) among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (such Fifth Amended and Restated Credit Agreement, as in effect on the date of this Certificate, being called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the respective meanings set forth in the Credit Agreement.

2. The individuals named on Exhibit A are elected or appointed officers of the Company, and each holds the office of the Company set forth opposite his or her name and has held such office since at least [the Closing Date/the date hereof]. The signature written opposite the name and title of each such officer is his or her genuine signature.

3. [The Certificate of Incorporation previously delivered to the Administrative Agent on March 16, 2007 remains in full force and effect on this date. No action has been taken by the Board of Directors or, to my knowledge, the stockholders of the Company for the purpose of effecting any further amendment to or modification of such Certificate of Incorporation.]2 [Attached hereto as Exhibit B is a certified copy of the Certificate of Incorporation of the Company, as filed in the Office of the Secretary of State of the State of                      on             , 20    , together with all amendments thereto adopted through the date hereof.]3 The Certificate of Incorporation [previously delivered to the Administrative Agent on March 16, 2007 remains][is] in full force and effect on this date. No action has been taken by the Board of Directors or, to my knowledge, the stockholders of the Company for the purpose of effecting any further amendment to or modification of such Certificate of Incorporation.

[2]	For use by Loan Parties that are party to the Credit Agreement as of the Closing Date and for which the Certificate of Incorporation has not changed since it was last delivered in connection with the Second Amended and Restated Credit Agreement.
[3]	For use by (i) Loan Parties that are party to the Credit Agreement as of the Closing Date and for which the Certificate of Incorporation has changed since it was last delivered in connection with the Second Amended and Restated Credit Agreement or (ii) any new Subsidiary that becomes a party to the Guarantee and Collateral Agreement pursuant to Section 6.9(c) of the Credit Agreement.

4. [The By-laws of the Company previously delivered to the Administrative Agent on March 16, 2007 remain in full force and effect on this date.]4 [A true and correct copy of the By-laws of the Company is attached as Exhibit [    ]. Such By-laws have been duly adopted and are in full force and effect on the [Closing Date][date hereof].]5

5. [As of the Closing Date][On the date hereof], no proceedings with regard to the consolidation, sale of all or substantially all of the assets and business, liquidation, or dissolution of the Company are pending nor has the Board of Directors or, to my knowledge, the stockholders of the Company taken any steps to authorize or institute any of the foregoing.

6. True and correct copies of resolutions duly adopted by the Board of Directors of the Company on             , 20    , [at a meeting at which a quorum was present and acting throughout][by unanimous written consent of the Board of Directors of the Company], and resolutions duly adopted by the Finance Committee of the Company’s Board of Directors as of             , 20     are attached as Exhibit [    ] (the “Corporate Authorizations”). Such Corporate Authorizations constitute the only actions taken by the Company’s Board of Directors or any committee thereof relating to the execution, delivery or performance of the Loan Documents, have not been amended, modified or rescinded and are in full force and effect on the Closing Date.

7. [On the Closing Date, all of the conditions set forth in Section 5.1 (other than Section 5.1g(ii)) of the Credit Agreement have been satisfied or waived in accordance with the Credit Agreement.]6

8. [On the Closing Date][On the date hereof], the representations and warranties of the Company set forth in the Credit Agreement are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) with the same effect as though such representations and warranties had been made on and as of the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

[4]	For use by Loan Parties that are party to the Credit Agreement as of the Closing Date and for which the By-laws have not changed since they were last delivered in connection with the Second Amended and Restated Credit Agreement.
[5]	For use by (i) Loan Parties that are party to the Credit Agreement as of the Closing Date and for which the By-laws have changed since they were last delivered in connection with the Second Amended and Restated Credit Agreement or (ii) any new Subsidiary that becomes a party to the Guarantee and Collateral Agreement pursuant to Section 6.9(c) of the Credit Agreement.
[6]	For use by Loan Parties that are party to the Credit Agreement as of the Closing Date.

9. [On the Closing Date][On the date hereof], no Default has occurred and is continuing or would result from any Borrowing to occur [on the Closing Date][on the date hereof] or the application of the proceeds thereof, as applicable.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

[NAME OF LOAN PARTY]

By:
Name:
Title:

I,                                                  , do hereby certify that:

1. I am the duly elected, qualified and acting [Secretary/Assistant Secretary] of [NAME OF LOAN PARTY] (the “Company”).

2. [Name of Person making above certifications] is the duly elected, qualified and acting [President/Vice President/Chief Financial Officer] of the Company, and the signature appearing above is such person’s true and genuine signature.

3. On behalf of the Company, I certify that the certifications made by [Name of Person making above certifications] above are true and correct.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

[NAME OF LOAN PARTY]

By:
Name:
Title:

EXHIBIT A

NAME	TITLE	SIGNATURE

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[EXHIBIT B

CERTIFICATE OF INCORPORATION]

[EXHIBIT [    ]

BY-LAWS]

EXHIBIT [    ]

CORPORATE AUTHORIZATIONS

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                  ,         , made by each signatory hereto (each, a “Subsidiary Borrower”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended (as further amended, modified and supplemented, or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Tenneco Inc. (the “Company”), Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add Subsidiary Borrowers to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 2.29(a)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Each of the undersigned Subsidiaries of the Company, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)	join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below;

(b)	be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower that is a [Domestic][Foreign Subsidiary] Borrower[, as applicable,] in the Credit Agreement; and

(c)	perform all obligations and duties required of it by the Credit Agreement.

2. Each of the undersigned Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary of the Company is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary of the Company are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

3. The address, taxpayer identification number and jurisdiction of incorporation of each of the undersigned Subsidiaries of the Company is set forth in Annex I to this Joinder Agreement.

4. The Company hereby agrees and acknowledges that its guarantees contained in Section 2 of the Guarantee and Collateral Agreement shall remain in full force and effect after giving effect to this Joinder Agreement.

5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],
Dated: ,	as a Subsidiary Borrower

By:
Name:
Title:

[NAME OF SUBSIDIARY],
as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

TENNECO INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I

[Insert address, taxpayer identification number and jurisdiction of incorporation of each Subsidiary Borrower]

EXHIBIT E

TO THE CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender Affiliate of [identify Lender]]

3.	Borrowers:	Tenneco Inc., Tenneco Automotive Operating Company Inc. and any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto

4.	Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Fifth Amended and Restated Credit Agreement dated as of May 12, 2017 among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
1.	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Term Commitment,” “Revolving Commitment” or “Swingline Commitment”).
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

3

Consented to and Accepted:[1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[JPMORGAN CHASE BANK, N.A.], as Issuing Lender

By:
Title:

[JPMORGAN CHASE BANK, N.A.][2], as a Swingline Lender

By:
Title:

[WELLS FARGO BANK, N.A.][3], as a Swingline Lender

By:
Title:

Consented to:[4]

TENNECO INC.

By
Title:

[1]	To be added only if the consent of the Administrative Agent, Issuing Lender and/or Swingline Lender is required by the terms of the Credit Agreement.
[2]	JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as the lender of U.S. Swingline Loans, or JPMorgan Chase Bank, N.A., London Branch, an affiliate of JPMCB, in its capacity as the lender of U.K. Swingline Loans.
[3]	Wells Fargo Bank, N.A., in its capacity as the lender of LIBOR Swingline Loans.
[4]	Consent of the Borrowers required pursuant to Section 10.6(c) of the Credit Agreement. Add other Subsidiary Borrowers if applicable. Each Borrower shall be deemed to have consented to the transfer contemplated hereby if it does not object within five Business Days after receipt of written notice thereof.

4

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By
Title:

5

ANNEX 1

to Assignment and Assumption

The Fifth Amended and Restated Credit Agreement dated as of May 12, 2017 among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by each Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

7

EXHIBIT F

TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended (as further amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Domestic Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Domestic Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Domestic Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended (as further amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

2

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended (as further amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

3

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, amending and restating the Credit Agreement dated as of September 30, 1999, as amended and restated on December 12, 2003, March 16, 2007, March 22, 2012 and December 8, 2014, as further amended (as further amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Domestic Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Domestic Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Domestic Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]